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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

GUESS?, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

May 22, 2013
Dear Shareholder:
We are pleased to invite you to the annual meeting of shareholders of Guess?, Inc. to be held on Thursday, June 27, 2013, at 9:00 a.m., local time, at the Sofitel Los Angeles at Beverly Hills, 8555 Beverly Boulevard, Los Angeles, CA 90048.
At the annual meeting, you will be asked to: (i) elect two directors, (ii) ratify the appointment of the independent auditor for the fiscal year ending February 1, 2014, and (iii) consider such other business as may properly come before the annual meeting. The enclosed proxy statement more fully describes the details of the business to be conducted at the annual meeting.
Whether or not you plan to attend the annual meeting in person, your vote is very important. Accordingly, we hope that you will vote as soon as possible by using the telephone or Internet voting systems, or by completing and mailing the enclosed proxy card.
Thank you for your ongoing support of and continued interest in Guess?, Inc.

Maurice Marciano Chairman of the Board

Paul Marciano Chief Executive Officer and Vice Chairman of the Board

GUESS?, INC.
1444 South Alameda Street
Los Angeles, California 90021
______________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 27, 2013
______________________________________________

Time and Date:	9:00 a.m., local time, on Thursday, June 27, 2013

Place:	Sofitel Los Angeles at Beverly Hills, 8555 Beverly Boulevard, Los Angeles, CA 90048

Items of Business:	1.	To elect two directors for a term of three years and until their successors are duly elected and qualified.

	2.	To ratify the appointment of the independent auditor for the fiscal year ending February 1, 2014.

	3.	To consider such other business as may properly come before the annual meeting.

Adjournments and Postponements:
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote at this annual meeting only if you were a Guess?, Inc. shareholder as of the end of business on May 8, 2013.

Admission:
Please note that space limitations make it necessary to limit attendance to shareholders and one guest. If your shares are held by a broker, bank or other nominee and you wish to attend the annual meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares as of the record date and bring it to the annual meeting. Admission to the annual meeting will be on a first-come, first-served basis. Cameras and recording devices will not be permitted at the annual meeting.

The annual meeting will begin promptly at 9:00 a.m., local time. Registration will begin at 8:30 a.m., local time.

Voting:
Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy as soon as possible. You may submit your proxy for the annual meeting by using the telephone or Internet voting systems or by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled "Questions and Answers about the Proxy Materials and Annual Meeting" beginning on page 1 of this proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Maurice Marciano Chairman of the Board	Paul Marciano Chief Executive Officer and Vice Chairman of the Board
This notice of annual meeting and proxy statement and form of proxy are being distributed on or about May 29, 2013.

GUESS?, INC.
1444 South Alameda Street
Los Angeles, California 90021
______________________________________________

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
To be held on June 27, 2013
_______________________________________________
This proxy statement (the "Proxy Statement") and the enclosed form of proxy are being furnished commencing on or about May 29, 2013, in connection with the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of Guess?, Inc. (the "Company") of proxies in the enclosed form for use at the 2013 annual meeting of shareholders (the "Annual Meeting") to be held at the Sofitel Los Angeles at Beverly Hills, 8555 Beverly Boulevard, Los Angeles, CA 90048, on Thursday, June 27, 2013, at 9:00 a.m., local time, and any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.
_______________________________________________
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING
Q:        Why am I receiving these materials?

A:
The Board of Directors is providing these proxy materials for you in connection with the Annual Meeting, which will take place on June 27, 2013. As a shareholder as of May 8, 2013, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Q:        What information is contained in this Proxy Statement?

A:
The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and most highly paid executive officers, and certain other required information.

Q:        How do I obtain the Company's Annual Report on Form 10-K?

A:	A copy of the Company's fiscal 2013 Annual Report on Form 10-K is enclosed.
Shareholders may request another free copy of the fiscal 2013 Annual Report on Form 10-K from:
Guess?, Inc.
Attn: Investor Relations
1444 South Alameda Street
Los Angeles, California 90021
(213) 765-5578
http://investors.guess.com
The Company will also furnish any exhibit to the fiscal 2013 Annual Report on Form 10-K if specifically requested.
Q:        What may I vote on by proxy?

A:	(1) The election of two nominees to serve on the Board; and

(2)	The ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending February 1, 2014 ("fiscal 2014").
Q:        How does the Board recommend I vote on the proposals?

A:
The Board recommends a vote FOR the nominees, and FOR the ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for fiscal 2014. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted as recommended by the Board.

Q:        Who is entitled to vote?

A:	Shareholders as of the close of business on May 8, 2013 (the "Record Date") are entitled to vote at the Annual Meeting.
Q:        How many shares can vote?

A:
As of the Record Date, 84,785,043 shares of common stock (the "Common Stock") of the Company, the only voting securities of the Company, were issued and outstanding. Every shareholder of Common Stock is entitled to one vote for each share held.

Q:        How do I vote?

A:	You are eligible to vote at the Annual Meeting using one of four methods:

•	Voting by Internet. To vote via the Internet, use the website indicated on the enclosed proxy card;

•	Voting by Telephone. To vote by telephone, call the toll-free number on the enclosed proxy card;

•	Voting by Mail. To vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided; or

•
Voting in Person.  To vote in person, you must attend the Annual Meeting and follow the procedures for voting announced at the Annual Meeting. Please note that if your shares are held by a broker or other nominee you must present a legal proxy from such broker or nominee in order to be able to vote at the Annual Meeting.

The Internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions have been properly recorded. Specific instructions are set forth on the enclosed proxy card. In order to be timely processed, an Internet or telephone vote must be received by 1:00 a.m. Eastern Time on June 27, 2013. Regardless of the method you choose, your vote is important. Please vote by following the specific instructions on your proxy card. All proxies will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.
You have the right to revoke your proxy at any time before the Annual Meeting by:

•	Notifying the Corporate Secretary of the Company in writing;

•	Returning a later-dated proxy card;

•	Entering a later-dated telephone or Internet vote; or

•	Voting in person.

Attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting.
Q:        What if my shares are held in "street name?"

A:
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:        What shares are included on the proxy card(s)?

A:	The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), vote by Internet, telephone or in person at the Annual Meeting, your shares will not be voted.
Q:        What does it mean if I get more than one proxy card?

A:
If your shares are registered differently and are in more than one account, you will receive more than one proxy card. If you intend to vote by return mail, sign and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent:

Computershare Investor Services
P.O. Box 43078
Providence, Rhode Island 02940-3078
(877) 282-1168 or
(781) 575-4593
www.computershare.com/investor
Q:        How may I obtain a separate set of voting materials?

A:
If you share an address with another shareholder, you may receive only one set of proxy materials (including our fiscal 2013 Annual Report on Form 10-K and this Proxy Statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may write or call us to request a separate copy of these materials at:

Guess?, Inc.
Attn: Investor Relations
1444 South Alameda Street
Los Angeles, California 90021
(213) 765-5578
Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials in the future.

Q:        What is a "quorum?"

A:
A "quorum" is a majority of the outstanding shares entitled to vote. They may be present at the Annual Meeting or represented by proxy. A quorum must have been established in order to consider any matter at the Annual Meeting.

Q:        What is required to approve each proposal?

A:
The two candidates for director receiving the most votes will be elected directors of the Company. Shareholders may not cumulate their votes. All other proposals require the affirmative "for" vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting.

A properly executed proxy marked "Abstain" with respect to any proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.
Q:        What is the impact of not casting your vote if you hold shares beneficially in street name?

A:
If you hold your shares in street name and you do not provide your broker with specific voting instructions, your broker may vote your shares only with respect to certain matters considered routine. The uncontested election of directors is not considered a routine matter. Therefore, if you hold your shares in street name and you do not instruct your broker how to vote in the election of directors (Proposal No. 1), no votes will be cast on your behalf for this matter. These "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares entitled to vote on a particular proposal. Your broker is expected to have discretion to vote any uninstructed shares on the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditor (Proposal No. 2).

Your broker will provide you with directions on voting your shares, and you should instruct your broker to vote your shares according to those instructions.
Q:        How will voting on any other business be conducted?

A:
Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting, your signed proxy card will give authority to each of Nigel Kershaw, our Interim Chief Financial Officer, and Jason T. Miller, our General Counsel and Secretary, to vote on such matters at their discretion.

Q:	What is the deadline to propose actions for consideration at next year's annual meeting of shareholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future shareholder meetings as follows:
Shareholder Proposals:    For a shareholder proposal to be considered for inclusion in the Company's proxy statement for the annual meeting next year, the written proposal must be received by the Corporate Secretary of the Company at our principal executive offices no later than January 29, 2014. If the date of next year's annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission ("SEC")

regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Guess?, Inc.
Attn: Corporate Secretary
1444 South Alameda Street
Los Angeles, California 90021
For a shareholder proposal that is not intended to be included in the Company's proxy statement under Rule 14a-8, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Common Stock to approve that proposal, provide the information required by the bylaws of the Company (the "Bylaws") and give timely notice to the Corporate Secretary of the Company in accordance with the Bylaws, which, in general, require that the notice be received by the Corporate Secretary of the Company:

•	Not earlier than March 29, 2014, and

•	Not later than the close of business on April 28, 2014.
If the date of next year's annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, then notice of a shareholder proposal that is not intended to be included in the Company's proxy statement under Rule 14a-8 must be received no later than the close of business on the tenth day following the day on which notice of the date of such annual meeting is mailed to the shareholders or the date on which public disclosure of the date of such annual meeting is made, whichever is first.
Nomination of Director Candidates:    You may propose director candidates for consideration by the Board's Nominating and Governance Committee in accordance with the procedures set forth in the Bylaws, as summarized under the caption "Corporate Governance and Board Matters—Consideration of Director Nominees—Shareholder Nominees" herein.
Copy of Bylaw Provisions:    You may contact the Company's Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. The Bylaws also are available on the Company's website at http://investors.guess.com.
Q:        How is the Company soliciting proxies for the Annual Meeting?

A:
This solicitation is made by mail on behalf of the Board of Directors. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to shareholders.

Q:        How can I find the voting results of the Annual Meeting?

A:
We intend to announce preliminary voting results at the Annual Meeting and publish preliminary and/or final voting results (as available) in a Current Report on Form 8-K within four business days following the Annual Meeting.

Q:	How may I communicate with the Company's Board or the non-management directors on the Company's Board?

A:
You may communicate with the Board by submitting an e-mail to the Company's Board at bod@guess.com. All directors have access to this e-mail address. Communications from shareholders or any other interested parties that are intended specifically for non-management directors should be sent to the e-mail address above to the attention of the Lead Independent Director.

Q:        What is the Company's fiscal year?

A:
The Company's fiscal year is the 52 or 53-week period that ends on the Saturday nearest to January 31 of each year. Unless otherwise stated, all information presented in this Proxy Statement is based on the Company's fiscal calendar.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON JUNE 27, 2013
            This Proxy Statement and our Annual Report on Form 10-K for the Fiscal Year Ended February 2, 2013 are available at www.edocumentview.com/ges.

PROPOSAL NO. 1: ELECTION OF CLASS II DIRECTORS
(Item 1 on Proxy Card)
Pursuant to the Company's Restated Certificate of Incorporation, the Board of Directors is divided into three classes of directors serving staggered terms (Classes I, II and III). One class of directors is elected at each annual meeting of shareholders for a three-year term and will hold office until their successors shall have been elected and qualified. The Bylaws authorize a Board of Directors consisting of not less than three or more than fifteen directors. The Board of Directors currently consists of seven members of whom Gianluca Bolla is a Class I director; Judith Blumenthal, Anthony Chidoni and Paul Marciano are Class II directors; and Kay Isaacson-Leibowitz, Maurice Marciano and Alex Yemenidjian are Class III directors. Judith Blumenthal, whose term as a Class II director expires at the Annual Meeting, has elected not to stand for re-election at the Annual Meeting and the Board has voted to reduce its size to six members effective immediately before the Annual Meeting.
At the Annual Meeting, two Class II directors are to be elected to serve for a term to expire at the 2016 annual meeting. The nominees for these positions are Anthony Chidoni and Paul Marciano (the “Class II Nominees”). Each of the Class II Nominees is standing for re-election to the Board. Mr. Paul Marciano is the Company's Chief Executive Officer and Vice Chairman of the Board. Mr. Chidoni is not employed by, or otherwise affiliated with, the Company.
Each of the Class II Nominees has consented to being named in this Proxy Statement and has agreed to serve as a member of the Board of Directors if elected. Information regarding the Class II Nominees and the continuing directors whose terms expire in 2014 and 2015 is set forth under the heading “Directors and Executive Officers” herein.
The Class II directors will be elected by a plurality of the votes cast at the Annual Meeting. Shareholders may not cumulate their votes. If either of the Class II Nominees is unable to serve, which is not anticipated, the persons named as proxies intend to vote for such other person or persons as the Board of Directors may designate. In no event will the shares represented by the proxies be voted for more than two Class II directors at the Annual Meeting.
            The Board of Directors unanimously recommends a vote FOR each of the Class II Nominees.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF
THE INDEPENDENT AUDITOR
(Item 2 on Proxy Card)

The Audit Committee has selected the firm of Ernst & Young LLP ("Ernst & Young") to act as the Company's independent auditors for the fiscal year ending February 1, 2014, and recommends that the shareholders vote in favor of such appointment. In making its selection of the independent auditor, the Audit Committee considered whether Ernst & Young's provision of services other than audit services, including its past and current tax planning and tax advisory services, is compatible with maintaining independence as the Company's independent registered public accounting firm. Ernst & Young has served as the Company's independent auditor since March 19, 2007.
Shareholder approval of the selection of Ernst & Young as our independent auditor is not required by our Bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work and the independent auditor. The Audit Committee will consider the results of the shareholder vote for this proposal and, in the event of a negative vote, will reconsider its selection of Ernst & Young. Even if Ernst & Young's appointment is ratified by the shareholders, the Audit Committee may, at its discretion, appoint a new independent auditing firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
We expect that a representative of Ernst & Young will be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make such statements as he or she may desire.
The favorable vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal at the Annual Meeting is required to ratify the selection of Ernst & Young.
The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
Independent Registered Public Accountant Fee Summary
Aggregate fees billed to us for the fiscal years ended February 2, 2013 and January 28, 2012 by Ernst & Young LLP, our independent auditor, are as follows (dollars in thousands):

	Year Ended Feb. 2, 2013	Year Ended Jan. 28, 2012
Audit fees(1)	$2,623	$2,763
Audit related fees(2)	296	749
Tax fees(3)	761	669
All other fees(4)	—	—
Total	$3,680	$4,181
________________________________

(1)
"Audit fees" consist of fees for professional services rendered for the audit of the Company's consolidated financial statements included in its Annual Report on Form 10-K, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, the review of financial statements included in Form 10-Qs, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)
"Audit related fees" consist of fees for services related to due diligence matters, employee benefit plans, certain agreed-upon procedures and other services that are reasonably related to the performance of the audit or review of the Company's financial statements and internal controls that are not reported under "Audit fees."

(3)
"Tax fees" consist of fees for tax compliance and tax advice. For fiscal 2013, the amount includes $292,000 for tax compliance and preparation services and $469,000 for all other tax related services. For fiscal 2012, the amount includes $222,000 for tax compliance and preparation services and $447,000 for all other tax related services.

(4)	"All other fees" consist of fees for any services not included in the first three categories.
All non-audit services were pre-approved by our Audit Committee pursuant to the pre-approval policies and procedures described below.
The Audit Committee considered whether the provision of non-audit services provided by Ernst & Young during fiscal 2013 was compatible with maintaining auditor independence. In addition to retaining Ernst & Young to audit and review our consolidated financial statements for fiscal 2013, the Company retained Ernst & Young, as well as other accounting firms, to provide other advisory services in fiscal 2013. The Company understands the need for its independent auditor to maintain objectivity and independence in its audit of the Company's financial statements.
The Audit Committee utilizes a policy pursuant to which the audit, audit-related, and permissible non-audit services to be performed by the independent auditor are pre-approved prior to the engagement to perform such services. Pre-approvals are detailed as to the particular service or category of service and the independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with the pre-approvals, including the related fees. In addition to regular pre-approvals by the Audit Committee, the Audit Committee Chairperson may also pre-approve services to be performed by the independent auditor on a case-by-case basis, in accordance with authority delegated by the Audit Committee. Approvals made pursuant to this delegated authority are normally reported to the Audit Committee at its next meeting.
The Audit Committee Charter requires that the lead partner assigned to our audit be rotated at least every five years and that other audit partners be rotated at least every seven years.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the Company's system of internal control over financial reporting and the qualifications, independence and performance of the Company's internal audit function and independent auditor. Management is responsible for the financial reporting process, including the Company's system of internal control over financial reporting, and for the preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles in the United States. The Company's independent auditor is responsible for performing an independent audit of the Company's financial statements, expressing an opinion as to the conformity of the Company's audited financial statements with generally accepted accounting principles in the United States, and expressing an opinion on the Company's internal control over financial reporting.
The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the fiscal year ended February 2, 2013. In addition, we have discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by the AICPA professional standards, Vol. 1 AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, pertaining to communications with audit committees. We have also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and we have discussed with the independent auditor the independent auditor's independence.
The Audit Committee has met with Ernst & Young, with and without management present, to discuss the overall scope of its audit, the results of its examinations, its evaluations of the Company's internal control over financial reporting, and the overall quality of the Company's financial reporting.
Based on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2013 for filing with the SEC.

By the Audit Committee,

Anthony Chidoni, Chairperson Judith Blumenthal Gianluca Bolla Alex Yemenidjian

DIRECTORS AND EXECUTIVE OFFICERS
The directors, director nominees and executive officers of the Company as of May 22, 2013 are as follows:

Name	Age	Position
Maurice Marciano	64	Chairman of the Board
Paul Marciano(1)	61	Chief Executive Officer and Vice Chairman of the Board
Judith Blumenthal(2)	67	Director
Gianluca Bolla	54	Director
Anthony Chidoni(1)	61	Director
Kay Isaacson-Leibowitz	66	Director
Alex Yemenidjian	57	Director
Chet Kuchinad	54	Chief People Officer
Michael Relich	52	Executive Vice President and Chief Information Officer
Nigel Kershaw	41	Interim Chief Financial Officer; Vice President of Finance & Accounting, and Treasurer
______________________________________

(1)	Paul Marciano and Anthony Chidoni have been nominated to stand for re-election at the Annual Meeting.

(2)	Judith Blumenthal has elected not to stand for re-election at the Annual Meeting.
With respect to the directors and director nominees named above, Judith Blumenthal, Gianluca Bolla, Anthony Chidoni, Kay Isaacson-Leibowitz and Alex Yemenidjian are deemed to be "independent" directors under the director independence standards of the NYSE.
Maurice Marciano was one of the founders of the Company in 1981. Since that time, he has served in a number of senior executive positions with the Company, including his role as executive Chairman of the Board, from 2007 until January 28, 2012. Between 1999 and 2007, he served as Co-Chairman of the Board and Co-Chief Executive Officer, together with his brother, Paul Marciano. Mr. Marciano retired as an employee and executive of the Company on January 28, 2012. However, he continues to serve as non-executive Chairman of the Board and to provide consulting services to the Company under the terms of a two-year consulting agreement entered into in connection with his retirement. Mr. Marciano has served as a director of the Company since 1981 (except for the period from January 1993 to May 1993). His present term as a Class III director will expire at the 2014 annual meeting of shareholders. As a co-founder and leader within the Company for over 30 years, Mr. Marciano brings a wealth of both Company-specific and industry-wide knowledge and experience to the Board. His strategic vision and global approach have been instrumental in helping the Board to effectively oversee the overall business and direction of the Company.
Paul Marciano joined the Company two months after its inception in 1981. Since that time, he has served in a number of senior executive positions with the Company, including his current role as Chief Executive Officer and Vice Chairman of the Board, positions he has held since 2007. Between 1999 and 2007, he served as Co-Chairman of the Board and Co-Chief Executive Officer. Mr. Marciano has also served as a director of the Company since 1990. His present term as a Class II director will expire at the Annual Meeting. Like his brother, Maurice Marciano, Mr. Marciano brings to the Board a vast amount of knowledge and experience accumulated over the life of the Guess brand. Mr. Marciano's day-to-day leadership as Chief Executive Officer provides a direct and valuable link between management and the Board and his creative and strategic vision for the brand help to guide the Board's overall approach.

Gianluca Bolla has been a shareholder and director of Accord Management, S.r.L., an Italian private equity firm that specializes in the Italian mid-market, since the end of 2008. In addition, since 1994, Mr. Bolla has been a shareholder and director of Valdo Spumanti S.r.l., a leading producer of Prosecco, an Italian dry sparkling wine. From 1988 until 2007, Mr. Bolla held a number of executive positions with various subsidiaries of Barilla Holding S.p.A. ("Barilla"), a privately-held Italian food company with global revenues of over €4 billion. He ultimately served from 2001 until 2007 as Chief Executive Officer of Barilla G. e R. Fratelli S.p.A., a global business with revenues of over €2.5 billion. Prior to joining Barilla, Mr. Bolla was a corporate finance associate for two years with Salomon Brothers Inc., where he started after receiving his M.B.A. from the UCLA Graduate School of Management. Mr. Bolla has served as a director of the Company since April 2010 and his present term as a Class I director will expire at the 2015 annual meeting of shareholders. As the Company continues its global expansion throughout Europe and beyond, Mr. Bolla's experience as the Chief Executive Officer of a large global business based in Italy provides the Board with a valuable and unique perspective into international growth and management.
Anthony Chidoni has been the principal and owner of Lorelle Capital, a private hedge fund, since January 2004. From January 1990 to January 2004, he was the Managing Director of Private Client Business in the Los Angeles office of investment bank Credit Suisse First Boston, and its predecessor Donaldson Lufkin & Jenrette, where he had served in various positions for 21 years. Mr. Chidoni has served as a director of the Company since November 2002 and his present term as a Class II director will expire at the Annual Meeting. Mr. Chidoni's extensive background in investment banking and more recently as the principal and owner of a private hedge fund provides the Board with a valuable Wall Street perspective, a broad and deep insight into the capital markets and direct experience performing detailed review and analysis of public company financial statements.
Kay Isaacson-Leibowitz served as Executive Vice President of Beauty Niches for Victoria's Secret Stores, a leading retailer of lingerie and beauty products, from July 2003 to July 2005. From 1995 to 2003, Ms. Isaacson-Leibowitz served as Executive Vice President of Merchandising for Victoria's Secret Stores. From 1994 to 1995, she served as acting President and Senior Vice President of Merchandising for Banana Republic, a division of The Gap, Inc. Ms. Isaacson-Leibowitz is a director, chair of the succession planning and management development committee and member of the compensation committee of Coldwater Creek, a multi-channel specialty retailer of women's apparel and accessories in the United States, primarily targeting women 35 years of age and older. She is also a co-founder, co-chairperson and board member for World of Children, a non-profit organization devoted to children globally. Ms. Isaacson-Leibowitz has served as a director of the Company since July 2006 and her present term as a Class III director will expire at the 2014 annual meeting of shareholders. Ms. Isaacson-Leibowitz's extensive career in the retail industry, and in particular as an executive and senior merchant for brands such as Victoria's Secret and Banana Republic, allows her to provide valuable insights to the Board in key areas such as merchandising strategy and brand management, as well as product design and production.
Alex Yemenidjian has served as Chairman of the Board and Chief Executive Officer of Tropicana Las Vegas Hotel & Casino, Inc. since July 2009 and as Chairman of the Board and Chief Executive Officer of Armenco Holdings, LLC, a private investment company, since January 2005. Mr. Yemenidjian served as Chairman of the Board and Chief Executive Officer of Metro-Goldwyn-Mayer Inc., a leading entertainment, gaming and hospitality company, from April 1999 to April 2005 and was a director thereof from November 1997 to April 2005. Mr. Yemenidjian also served as a director of MGM Resorts International, Inc. ("MGM") (formerly MGM Grand, Inc. and MGM Mirage Resorts, Inc.) from 1989 to 2005 and was its President from 1995 to 1999. He also served MGM in other capacities, including as Chief Operating Officer from 1995 until 1999 and as Chief Financial Officer from 1994 to 1998. In addition, Mr. Yemenidjian served as an executive of the Tracinda Corporation, the majority owner of both Metro-Goldwyn-Mayer Inc. and MGM MIRAGE, from 1990 to 1997 and again during 1999. Prior to 1990, Mr. Yemenidjian was the managing partner of Parks, Palmer, Turner & Yemenidjian, Certified Public Accountants. Mr. Yemenidjian is currently a director and chairman of the audit committee of Regal

Entertainment Group, which operates the largest motion picture theatre circuit in the United States, and a trustee of Baron Investment Funds Trust and Baron Select Funds, mutual funds. Mr. Yemenidjian has served as a director of the Company since May 2005 and his present term as a Class III director will expire at the 2014 annual meeting of shareholders. Mr. Yemenidjian is able to provide the Board with the unique perspective of someone with significant experience as a Chief Executive Officer, including both currently with Tropicana Las Vegas and previously with publicly-traded Metro-Goldwyn-Mayer. In addition, his strong accounting and finance background, including experience as a Chief Financial Officer, provides the Board with valuable insight and a depth of knowledge and experience with respect to accounting and finance related matters.
Chet Kuchinad was appointed as the Company's Chief People Officer in February 2012. Mr. Kuchinad joined the Company from ASDA, a subsidiary of Wal-Mart Stores Inc. with over 500 stores across the United Kingdom, where he served on the ASDA Executive Board as the Executive People Director from 2009 to 2011. From 2003 until 2009, he was employed by Starbucks Corporation, where he ultimately served as Executive Vice President, Human Resources. Mr. Kuchinad's other experience includes serving as Global Director of Compensation and Benefits and Senior Director, Human Resources at Nike, Inc. from 1996 until 2003 and as Director of International Compensation and Benefits at McDonald's Corp. from 1992 until 1996. Mr. Kuchinad received an MS in Statistics from Marquette University.
Michael Relich has served as the Company's Executive Vice President and Chief Information Officer since July 2010 and had previously served as Senior Vice President and Chief Information Officer since he joined the Company in May 2004. Prior to joining the Company, he served as Chief Information Officer and Senior Vice President of MIS and E-Commerce of Wet Seal, Inc., a specialty apparel retailer, from 2001 to 2004, and as Senior Vice President, Engineering of Freeborders, Inc., a Product Lifecycle Management (PLM) solutions provider, from 2000 to 2001. Mr. Relich also held senior level IT positions with retailers HomeBase Inc. from 1995 to 2000, where he ultimately served as Assistant Vice President of MIS, and Broadway Stores Inc. from 1983 to 1995, where he ultimately served as Director of Merchandise Systems.
Nigel Kershaw was appointed as the Company's Interim Chief Financial Officer (and Interim Principal Financial and Accounting Officer) in December 2012. Mr. Kershaw joined the Company in October 2005 as Vice President and Corporate Controller. He subsequently served in a number of roles of increasing responsibility, including most recently as Vice President of Finance & Accounting, and Treasurer. Mr. Kershaw joined the Company from The Walt Disney Company, where he served from 2003 to 2005 as Director of Corporate Reporting, with oversight over global reporting, consolidation and transaction support functions. He began his career at PricewaterhouseCoopers, where he served in both the Audit Division and the Transaction Services M&A Division, including time spent in the U.S, U.K. and South Africa.

CORPORATE GOVERNANCE AND BOARD MATTERS
Board Independence, Structure and Committee Composition
The Board is composed of seven directors, five of whom qualify as independent directors pursuant to the rules adopted by the SEC applicable to the corporate governance standards for companies listed on the NYSE. (Following the Annual meeting, the Board will be composed of six directors, four of whom will qualify as independent.) In determining independence, the Board affirmatively determines that directors have no direct or indirect material relationship with the Company. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether the transactions were at arm's length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. In addition, the Board uses the following categorical standards to determine director independence: (1) not being a present or former employee, or having an immediate family member as an executive officer, of the Company within the past three years; (2) not personally receiving, or having an immediate family member receive, during any twelve-month period within the last three years, more than $120,000 of direct compensation from the Company other than (a) for Board or committee service, pension or other forms of deferred compensation for prior service or (b) by an immediate family member for services as an employee of the Company (other than as an executive officer); (3) not (a) being a current partner or employee of a firm that is the Company's internal or external auditor; (b) having an immediate family member who is a current partner of such a firm; (c) having an immediate family member who is a current employee of such a firm and personally works on the Company's audit; or (d) being within the last three years or having an immediate family member who was within the last three years a partner or employee of such a firm and personally worked on the Company's audit within that time; (4) not being employed, or having an immediate family member employed, within the past three years as an executive officer of another company where now or at any time during the past three years any of the Company's present executive officers serve or served on the other company's compensation committee; (5) not being an executive officer or employee, or having an immediate family member who is an executive officer, of a company that makes or made payments to, or receives or received payments from, the Company, for property or services in an amount which, in any of the past three fiscal years, exceeds or exceeded the greater of $1 million, or 2% of the other company's consolidated gross revenues; (6) not being an executive officer of a charitable organization of which the Company has within the preceding three years made any contributions to that organization in any single fiscal year that exceeded the greater of $1 million, or 2% of the charitable organization's consolidated gross revenues; (7) not accepting directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries, provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); and (8) not being an affiliated person of the Company or any of its subsidiaries.
Applying these categorical standards and considering all relevant facts and circumstances, the Board determined that the following directors qualify as independent: Judith Blumenthal, Gianluca Bolla, Anthony Chidoni, Kay Isaacson-Leibowitz and Alex Yemenidjian (the "Independent Directors").
Each of the members of each of the committees of the Board is an Independent Director, and, in the case of members of the Audit Committee and the Compensation Committee, also meets the additional criteria for independence of (i) audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act and (ii) compensation committee members set forth in Rule 10C-1 under the Exchange Act. In addition, our Board has determined that each of the members of the Audit Committee is financially literate and that Anthony Chidoni meets the definition of an audit committee financial expert, as set forth in Item 407(d)(5)(ii) of Regulation S-K. A brief description of Mr. Chidoni's background and experience can be found under “Directors and Executive Officers” above.
Our Board had the following three committees in fiscal 2013: (1) Audit Committee, (2) Compensation Committee and (3) Nominating and Governance Committee. The current membership as of the date of this Proxy Statement and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on the Company's website at http://investors.guess.com. The Board of Directors held seven meetings during fiscal 2013, with each director attending at least 75 percent of such meetings. In addition, each member of the Board attended at least 75 percent of the meetings held by all committees of the Board on which he or she served. Directors are encouraged to attend annual meetings of the Company's shareholders. All of our then-current directors attended the last annual meeting of shareholders.

Name of Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Independent Directors:
Judith Blumenthal(1)	X		*X
Gianluca Bolla	X		X
Anthony Chidoni	*X	X
Kay Isaacson-Leibowitz		X	X
Alex Yemenidjian	X	*X
Other Directors:
Maurice Marciano
Paul Marciano
Number of Meetings in Fiscal 2013	8	5	4
____________________________________
X = Committee member; * = Chair
(1)    Judith Blumenthal has elected not to stand for re-election at the Annual Meeting.
Audit Committee
The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent auditors' qualifications and independence, the performance of the Company's internal audit function and independent auditors, and risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee Charter and the Audit Committee's performance; appoints, evaluates and determines the compensation of our independent auditors; reviews and approves the scope of the annual audit, the audit fees and the financial statements; reviews our disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on the Company's financial statements. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting and other advisors as the Audit Committee deems necessary to carry out its duties.

The report of the Audit Committee is included in this Proxy Statement. A current copy of the Audit Committee Charter is available on the Company's website at http://investors.guess.com.
Compensation Committee
The Compensation Committee is responsible for establishing and governing the compensation and benefit practices of the Company. The Compensation Committee reviews and approves the general compensation policies of the Company, oversees the administration of all of the Company's compensation and benefit plans and reviews and approves compensation of the executive officers of the Company. For more information, see "Executive and Director Compensation" below.
Nominating and Governance Committee
The Nominating and Governance Committee assists the Board in identifying individuals qualified to become directors; recommends to the Board the director nominees for the next annual meeting of shareholders, consistent with criteria approved by the Board, and selects, or recommends that the Board select, the director nominees for each annual meeting of shareholders; develops and recommends to the Board a set of Governance Guidelines applicable to the Company; oversees the evaluation of the Company's management and the Board and its committees; and recommends to the Board director assignments and chair appointments for each Board committee, other than the Nominating and Governance Committee. Other specific duties and responsibilities of the Nominating and Governance Committee include: developing membership qualifications and criteria for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Chairperson of the Compensation Committee, evaluating the performance of the Chief Executive Officer and presenting the results of such evaluation to the Board and to the Chief Executive Officer; reviewing governance-related shareholder proposals and recommending Board responses; overseeing the evaluation of the Board and management; and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members. A current copy of the Nominating and Governance Committee Charter is available on the Company's website at http://investors.guess.com.
Consideration of Director Nominees
Shareholder Nominees
The policy of the Nominating and Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under "—Identifying and Evaluating Nominees for Directors." The Nominating and Governance Committee will evaluate a prospective nominee suggested by any shareholder in the same manner and against the same criteria as any other prospective nominee identified by the Nominating and Governance Committee from any other source. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under "—Director Qualifications" below.
Any shareholder nominations proposed for consideration by the Nominating and Governance Committee should include the following information and documentation:

•	the nominator's name, address and phone number and a statement of the number of shares of our Common Stock beneficially owned by the nominator during the year preceding the date of nomination;

•
the nominee's name, age, business address, residence address, phone number, principal occupation and a statement of the number of shares of our Common Stock beneficially owned by the nominee during the year preceding the date of nomination;

•	a statement of the nominee's qualifications for Board membership;

•
a description of all arrangements or understandings between the nominator and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such nominator;

•	a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•	a written consent by the nominee to being named as a nominee and to serve as a director if elected.
Any shareholder nominations for candidates for membership on the Board should be addressed to:
Guess?, Inc.
Attn: Chair of the Nominating and Governance Committee
c/o Corporate Secretary
1444 South Alameda Street
Los Angeles, California 90021
Director Qualifications
The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board candidates:

•	reputation for integrity, strong moral character and adherence to high ethical standards;

•	holds or has held a generally recognized position of leadership in community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•	demonstrates business acumen and experience, and ability to exercise sound business judgments in matters that relate to the current and long-term objectives of the Company;

•	ability to read and understand basic financial statements and other financial information pertaining to the Company;

•	commitment to understand the Company and its business, industry and strategic objectives;

•
commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and shareholders, and to generally fulfill all responsibilities as a director of the Company;

•	willingness to represent and act in the interests of all shareholders of the Company rather than the interests of a particular group;

•	good health and ability to serve for at least five years; and

•
for prospective non-employee directors, independence under SEC and applicable NYSE rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	whether the nominee possesses the requisite education, training and experience to qualify as "financially literate" or as an audit committee "financial expert" under applicable SEC and NYSE rules;

•
for incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director's performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company; and

•	whether the prospective nominee will foster a diversity of backgrounds and experiences, and will add to or complement the Board's existing strengths.
While the Nominating and Governance Committee considers all of these factors, including whether the nominee will foster a diversity of backgrounds and experiences, as part of its evaluation of nominees, no single factor is necessarily determinative in the evaluation process. Instead, all of these factors, and any others deemed relevant by the Nominating and Governance Committee, are considered as a whole in assessing each prospective nominee.
Identifying and Evaluating Nominees for Directors
The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee evaluates the current members of the Board whose terms are expiring and who are willing to serve an additional term utilizing the criteria described above to determine whether to recommend such directors for re-election. Both of the nominees for election at the Annual Meeting are current members of the Board who are standing for re-election.
The Nominating and Governance Committee also regularly assesses whether any vacancies on the Board are expected due to retirement or otherwise or whether it would be advisable to increase the overall size of the Board through the addition of a new director. In the event that vacancies are anticipated, or otherwise arise, or the size of the Board may be increased, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms hired to identify potential nominees, shareholders, members of management or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year.
As described above, the Nominating and Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the Company's annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.
Director Resignation Policy
In April 2011, upon the recommendation of the Nominating and Governance Committee, the Board approved the adoption of a new Director Resignation Policy, which has been incorporated into the Company's Governance Guidelines. The policy provides that any nominee for director in a non-contested election of directors who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall submit to the Board a letter of resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee (excluding the nominee in question if a member thereof) shall evaluate such offer of resignation in light of the best interests of the Company and its shareholders and shall recommend to the Board the action to be taken with respect thereto. The Board shall then act promptly with respect to the letter of resignation and the Company shall publicly disclose the decision of the Board.
Board Leadership Structure
The Company's Governance Guidelines provide that the Board should be free to determine, in any manner that it deems best for the Company from time to time, whether the role of Chairman of the Board and Chief Executive Officer ("CEO") should be separate. Since the Company became public in 1996, the roles of Chairman and CEO have been performed by one or both of Maurice Marciano, a founder of the Company in 1981, and Paul Marciano, a senior executive of the Company since just two months after its inception. Between 1999 and 2007, they shared the duties as Co-Chairmen and Co-CEOs. Beginning in 2007, Mr. Maurice Marciano began serving as sole executive Chairman of the Board and Mr. Paul Marciano began serving as sole CEO. On January 28, 2012, Mr. Maurice Marciano retired as an employee and executive of the Company. However, he continues to serve as non-executive Chairman of the Board and to provide consulting services to the Company. The Board believes that this is currently the most effective leadership structure for the Company, striking an appropriate balance between strong and consistent leadership and independent and effective oversight of the Company's business and affairs.
To promote the independent and effective oversight of the Board and management, the Board has appointed a Lead Independent Director, currently Alex Yemenidjian, to facilitate free and open discussion and communication among the Independent Directors. The Lead Independent Director presides at all executive sessions of the Board at which only Independent Directors are present. These executive sessions are held to discuss various issues and matters of concern to the Board, including the effectiveness of management, the Company's performance and the Company's strategic plans. The executive sessions are generally held in conjunction with the regularly scheduled quarterly meetings of the Board, but may be called at any time by our Lead Independent Director or any of our other Independent Directors. Our Lead Independent Director typically sets the agenda for these executive sessions with input from the other Independent Directors and discusses issues that arise from those sessions with our Chairman, CEO or other members of management, as appropriate.
The Company also has strong corporate governance structures and processes that are intended to ensure that its Independent Directors will continue to effectively oversee key issues such as strategy, risk and integrity. Each of the committees of the Board is composed solely of Independent Directors. Consequently, Independent Directors oversee such critical matters as the integrity of the Company's financial statements, the compensation of senior executives, liquidity and capital resource allocation, the selection and evaluation of directors, and the development and implementation of corporate governance programs. Board committees hold independent sessions among their members, without management present, to discuss issues and matters of concern to the committees.
Risk Oversight
The Board executes its risk oversight responsibility for risk management directly and through its committees. Although management is responsible for the day-to-day management of risk, throughout the year the Board regularly discusses and assesses significant risks and mitigation strategies with management. The Board and its appropriate committees consider risks associated with our business plans, operational efficiencies, strategic objectives, investment opportunities, financial reporting, capital structure, IT infrastructure, and others. For instance, the Audit Committee, which is generally responsible for oversight of financial reporting risks, reviews an annual risk assessment prepared by the internal audit department, which identifies strategic, operational and internal control risks, and informs the internal audit plan for the next fiscal year. The Nominating and Governance Committee, on the other hand, oversees and advises the Board with respect to the Company's positions and practices regarding significant corporate governance risks.
In addition, the Compensation Committee and management consider, in establishing and reviewing our compensation arrangements for executives and other employees, whether these arrangements encourage unnecessary or excessive risk taking and we believe that they do not. In particular, our executive compensation program reflects a balanced approach using both quantitative and qualitative assessments of performance without putting an undue emphasis on a single performance measure. Base salaries are set at levels that are intended to avoid excessive fixed costs while simultaneously providing sufficient guaranteed annual income to mitigate incentives for executive's to pursue overly risky business strategies in order to maximize short-term variable compensation. While maximum bonus opportunities under our annual bonus plan and maximum annual equity award grant levels for our named executive officers are based on our earnings from operations, actual bonus payouts and equity award levels are determined by the Compensation Committee based on its discretionary evaluation of multiple Company and individual performance factors. The application of Committee discretion in finalizing the bonus payouts and annual equity awards helps ensure that there is a clear linkage between pay and performance over both the short- and long-term, and that performance is evaluated based on both the absolute results and the manner in which such results were achieved. Because equity awards make up a substantial portion of each of our executive's total compensation opportunity, there is a strong alignment between executives' interests and those of our shareholders. We believe that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price, and because grants are subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance. Our current practice is to grant executives a mixture of options and restricted stock. The Compensation Committee believes this mix provides an appropriate balance between the goals of increasing the price of our Common Stock (as stock options only have value if the stock price increases after the option is granted) and avoiding risks that could threaten our growth and stability (as restricted stock is exposed to decreases in our stock price). Potential risks are also mitigated by the significant amounts of our Common Stock that are owned or beneficially owned by Messrs. Maurice and Paul Marciano and, as outlined in the "Compensation Discussion and Analysis" section below, our stock ownership guidelines and compensation "clawback policy" applicable to certain senior executives.
Communications with the Board
You may communicate with the Board by submitting an e-mail to the Company's Board at bod@guess.com. All directors have access to this e-mail address. Communications from shareholders or any other interested parties that are intended specifically for non-management directors should be sent to the e-mail address above to the attention of the Lead Independent Director.
Governance Guidelines and Committee Charters
The Company's Governance Guidelines, which satisfy the NYSE's listing standards for "corporate governance guidelines," as well as the charters for each of the committees of the Board, are available at http://investors.guess.com. Any person may request a copy of the Company's Governance Guidelines or the charter of any of the committees of the Board, at no cost, by writing to us at the following address: Guess?, Inc., Attn: General Counsel, 1444 South Alameda Street, Los Angeles, California 90021.
Code of Ethics
The policies comprising our code of ethics are set forth in the Company's Code of Ethics (the "Code of Ethics"). These policies satisfy the SEC's requirements for a "code of ethics," and apply to all directors, officers (including our principal executive officer, principal financial officer and principal accounting officer and controller) and employees. The Code of Ethics is published on our website at http://investors.guess.com. Any person may request a copy of the Code of Ethics, at no cost, by writing to us at the following address: Guess?, Inc., Attn: General Counsel, 1444 South Alameda Street, Los Angeles, California 90021.
Indemnification of Directors
The General Corporation Law of the State of Delaware provides that a company may indemnify its directors and officers as to certain liabilities. The Company's Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law, and the Company has entered into separate indemnification agreements with certain directors and officers to effectuate these provisions and has purchased directors' and officers' liability insurance. The effect of such provisions is to indemnify, to the fullest extent permitted by law, the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

EXECUTIVE AND DIRECTOR COMPENSATION
The Compensation Committee of the Board of Directors is responsible for establishing and governing the compensation and benefit practices of the Company. The Compensation Committee reviews and approves the general compensation policies of the Company, oversees the administration of all of the Company's compensation and benefit plans and reviews and approves compensation of the executive officers of the Company. The Compensation Committee Charter requires that the Compensation Committee consist of no fewer than two Board members who satisfy the independence requirements of the NYSE, including such additional requirements specific to membership on the Compensation Committee. At all times during fiscal 2013, the Compensation Committee consisted of three Board members, each of whom the Board affirmatively determined satisfied these independence requirements. The Compensation Committee may form and delegate authority to subcommittees when appropriate, although the Compensation Committee did not delegate its authority to any subcommittee in fiscal 2013.
The Compensation Committee Charter sets forth the purpose of and other matters pertaining to the Compensation Committee. The Compensation Committee Charter is available on the Company's website at http://investors.guess.com. Pursuant to its Charter, the Compensation Committee's responsibilities include the following:

•	review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other officers of the Company;

•	evaluate the Chief Executive Officer's performance in light of such goals and objectives;

•	set officers' compensation levels, including base salary, annual incentive opportunities, long-term incentive opportunities and benefits;

•	review and approve employment, consulting, severance or retirement arrangements and/or change in control agreements or provisions covering any current or former officers of the Company;

•	review and recommend to the Board appropriate director compensation programs for non-employee directors;

•	review its own performance and assess the adequacy of its Charter;

•	approve stock option grants and other equity-based or incentive awards;

•
the authority to retain and terminate any compensation consultant or other advisor used to assist in the evaluation of officer or director compensation, including to approve the advisor's fees and other retention terms; and

•
produce a report of the Compensation Committee and review and recommend to management the inclusion of the Compensation Discussion and Analysis section to be included in the Company's annual proxy statement.

The Compensation Committee is solely responsible for making the final decisions on compensation for the Named Executive Officers (as defined under "Compensation Discussion and Analysis" below). While the Compensation Committee reviews and makes recommendations regarding compensation paid to the non-employee directors, the compensation for these directors is ultimately determined by the Board. Equity awards to all employees, including all officers subject to Section 16 of the Exchange Act, are made by the Compensation Committee. During fiscal 2013, the Compensation Committee met five times and took action by written consent five times.

As indicated above, pursuant to its Charter, the Compensation Committee is authorized to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of our officers (including all of the Named Executive Officers). The Compensation Committee has engaged Frederic W. Cook & Co., Inc. ("FW Cook") as its compensation consultant. During fiscal 2013, FW Cook assisted the Compensation Committee in a review of CEO compensation, including assembling and analyzing competitive compensation data among the peer companies listed under "Compensation Discussion and Analysis—The Role of the Independent Compensation Consultant" below. The services performed by FW Cook for the Company have been exclusively limited to compensation consulting services performed at the request of the Compensation Committee. FW Cook does not undertake any work for the Company at the direction of the Company's management or other employees, although the consultant communicates with management from time to time to obtain information necessary to advising the Compensation Committee. The Compensation Committee believes that FW Cook is independent and that it has no conflict of interest in performing these services.
Non-Employee Director Compensation
Compensation for individuals who were members of our Board of Directors at any time during fiscal 2013 and who were not also our employees (referred to herein as "Non-Employee Directors") generally consisted of annual retainers, fees for attending meetings and equity awards. The compensation paid to Paul Marciano, a director who also served as our Chief Executive Officer during the covered fiscal period, is presented below in the “Summary Compensation Table” and the related explanatory tables covering compensation paid to certain of our executive officers. While employed by the Company, employee-directors are not entitled to receive additional compensation for their services as directors. The following table presents information regarding the compensation paid to our Non-Employee Directors with respect to fiscal 2013.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)(2)(3)	All Other Compensation ($)	Total($)
(a)	(b)	(c)	(d)	(e)
Maurice Marciano(4)	45,500	—	590,623	636,123
Judith Blumenthal	76,000	179,918	—	255,918
Gianluca Bolla	63,500	179,979	—	243,479
Anthony Chidoni	85,000	179,918	—	264,918
Kay Isaacson-Leibowitz	59,000	179,918	—	238,918
Alex Yemenidjian	81,000	179,918	—	260,918
____________________________________

(1)
The amounts reported in Column (c) reflect the aggregate grant date fair value of stock awards granted in fiscal 2013 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of equity awards contained in Note 17 (Share-Based Compensation) to the Company's Consolidated Financial Statements, included as part of the Company's Fiscal 2013 Annual Report on Form 10-K.

(2)
On January 30, 2012, the Company granted each of our then-serving Non-Employee Directors, other than Gianluca Bolla and Maurice Marciano, an annual award of 6,128 shares of restricted stock. Mr. Bolla (who is a non-U.S. resident) was granted an annual award of 6,128 restricted stock units. As a former employee during the prior year, Mr. Maurice Marciano was not eligible to receive an annual equity award for fiscal 2013, as more fully described below under “-Equity Awards.” Each of the restricted stock awards had a value equal to $179,918 on the grant date, and the restricted stock unit award for Mr. Bolla had a grant date value equal to $179,979. See footnote (1) above for the assumptions used to value these awards.

(3)
The following table presents the number of shares subject to outstanding and unexercised option awards and the number of unvested stock awards held by each of our Non-Employee Directors as of February 2, 2013.

Director	Number of Shares Subject to Outstanding and Unexercised Option Awards	Number of Unvested Stock Awards
Maurice Marciano	145,475	42,625
Judith Blumenthal	2,117	—
Gianluca Bolla	—	—
Anthony Chidoni	79,852	—
Kay Isaacson-Leibowitz	12,442	—
Alex Yemenidjian	44,660	—

(4)
As described in more detail under “—Maurice Marciano Retirement and Consulting Agreement” below, Maurice Marciano retired as an employee and executive of the Company immediately prior to the start of fiscal 2013, transitioning to a new role as non-executive Chairman of the Board and a consultant to the Company. The amount shown in Column (d) for fiscal 2013 for Maurice Marciano, consists of consulting fees ($509,615), health insurance and related expenses ($50,367), automobile expenses, including fuel, maintenance and insurance ($29,743), home security services and personal air travel. Incremental cost to the Company for each item included in Column (d), other than personal air travel and a portion of automobile related expenses, was calculated using the actual cost to the Company. Incremental cost to the Company for personal air travel was calculated based on the variable operating costs to the Company for using aircraft leased or chartered by the Company. Fixed aircraft costs which do not change based on personal usage were excluded. Incremental cost to the Company for the use of a Company-owned automobile was calculated based on an Internal Revenue Service formula for valuing the use of Company-owned vehicles.

Annual Retainer and Meeting Fees
The following table sets forth the schedule of annual retainers and meeting fees in effect during fiscal 2013 for each Non-Employee Director:

Type of Fee	Dollar Amount ($)
Annual Board Retainer	35,000
Additional Annual Retainer to Chair of Audit Committee	20,000
Additional Annual Retainer to Chair of Compensation Committee	17,500
Additional Annual Retainer to Chair of Nominating and Governance Committee	12,500
Additional Attendance Fee per Committee Meeting Attended	1,500
Additional Attendance Fee per Board Meeting Attended	1,500
All Non-Employee Directors are eligible to defer up to 100% of their annual retainer and meeting fees under the Company's Non-Qualified Deferred Compensation Plan, as more fully described below under "—Compensation Discussion and Analysis—Current Executive Compensation Program Elements—Non-Qualified Deferred Compensation Plan." All Non-Employee Directors are also reimbursed for out-of-pocket expenses they incur serving as directors.

Equity Awards
Our Non-Employee Directors are granted equity awards under the Company's 2006 Non-Employee Directors' Stock Grant and Stock Option Plan, as amended and restated (the "Director Plan"). Non-Employee Directors who have not been an employee of the Company at any time during the immediately preceding 12 months are entitled to receive an award of a number of restricted shares (or restricted stock units for non-U.S. residents) equal in value to $180,000 on the first business day of each fiscal year. In the case of restricted shares, the award recipient is required to pay a purchase price of $0.01 per share. The number of restricted shares or restricted stock units awarded is determined by dividing the applicable dollar amount by the closing price of a share of Common Stock on the NYSE on the date of grant. Our Non-Employee Directors are subject to the Company's Stock Ownership Guidelines, as described in more detail under "Compensation Discussion and Analysis—Stock Ownership Guidelines" below.
Subject to continued service, each restricted stock or restricted stock unit award granted under the Director Plan becomes vested and non-forfeitable as to 100% of the shares subject to such award on the first to occur of (i) the first year anniversary of the date of grant or (ii) a termination of service if the Non-Employee Director has completed one full term of service and he or she does not stand for re-election at the completion of such term. Non-Employee Directors are entitled to voting and dividend rights with respect to the restricted shares. In the event of a "change in control" of the Company (as defined in the Director Plan), all restricted shares and restricted stock units then outstanding will vest 100% free of restrictions as of the date of the change in control. Unless otherwise determined by the Board, if a Non-Employee Director's service as a director terminates for any reason, any restricted shares or restricted stock units that are not fully vested and free from restriction as of the director's termination of service will automatically be forfeited and returned to the Company.
Maurice Marciano Retirement and Consulting Agreement
After serving for over 30 years as an executive and leader for Guess?, co-founder Maurice Marciano elected to retire from his position as executive Chairman of the Board and as an employee of the Company upon the expiration of his employment agreement on January 28, 2012. Mr. Marciano continues to serve the Company as its non-executive Chairman of the Board, for which he is eligible to receive the compensation provided to the Company's Non-Employee Directors, as described above. In addition, under the terms of his previously existing employment agreement, the Company and Mr. Marciano have entered into a two-year consulting agreement (the “Marciano Consulting Agreement”), under which Mr. Marciano provides certain consulting services to the Company and continues to provide valuable insight, guidance and strategic direction to the Company. The Marciano Consulting Agreement has a two-year term that commenced on January 28, 2012.
The Marciano Consulting Agreement provides for consulting fees of $500,000 per year. During the term of the Marciano Consulting Agreement, Mr. Marciano is not eligible to participate in the Company's employee benefit plans but is entitled to continued automobile use in a manner consistent with past practice. In addition, as required by the terms of his previous employment agreement, Mr. Marciano is entitled to receive lifetime retiree and family medical coverage. Mr. Marciano is also entitled to his fully vested benefits (based on his prior employment) pursuant to the standard terms of the Company's Supplemental Executive Retirement Plan, Deferred Compensation Plan and 401(k) Plan. In the event Mr. Marciano dies or becomes disabled during the term of the Marciano Consulting Agreement, he will receive a cash payment equal to the amount of all payments he would have otherwise been entitled to during the remaining term of the agreement.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of the Company's executive compensation program, including a description of the Company's compensation philosophies and objectives and a discussion of the material elements of compensation awarded to, earned by or paid to the following executive officers (or former executive officers, as the case may be), referred to in this Proxy Statement as the "Named Executive Officers":

•	Paul Marciano, Chief Executive Officer and Vice Chairman;

•	Nigel Kershaw, Interim Chief Financial Officer;

•	Chet Kuchinad, Chief People Officer;

•	Michael Relich, Executive Vice President and Chief Information Officer;

•	J. Michael Prince, former Chief Operating Officer; and

•	Dennis Secor, former Senior Vice President and Chief Financial Officer.
Executive Compensation Program Philosophies and Objectives
The Company's executive compensation programs are intended to achieve three fundamental objectives: (1) attract, motivate and retain qualified executives; (2) hold executives accountable for performance; and (3) align executives' interests with those of our shareholders. In structuring the Company's current executive compensation programs, we are guided by the following basic philosophies:

•	Competition. The Company should provide competitive compensation opportunities so that we can attract, motivate and retain qualified executives.

•	Pay for Performance. A substantial portion of compensation should be tied to Company (and/or particular department or segment) and individual performance.

•
Alignment with Shareholder Interests.  A substantial portion of eligible compensation should be in the form of equity awards that vest over a number of years, thus further aligning the interests of shareholders and executives.

We also believe shareholder interests are further served by other executive compensation-related practices that we follow. These practices include:

✓	We do not have minimum award levels under our cash or equity incentive award plans.

✓	We do not reprice “underwater” stock options (stock options where the exercise price is below the then-current market price of our stock) without shareholder approval.

✓
Members of our senior management team, and all of our directors, are subject to stock ownership guidelines, which include stock holding requirements for individuals who have not satisfied the guideline level of ownership.

✓
We have a “clawback” policy pursuant to which the Board or the Compensation Committee may require reimbursement or cancellation of performance-based incentive compensation in certain circumstances if the awards are linked to financial results that are subsequently revised.

✓	Our Compensation Committee retains an independent compensation consultant for independent advice and market data.

Consistent with our compensation philosophies described above, our goal for fiscal 2013 was to provide each Named Executive Officer with a total executive compensation package that was competitive in light of the compensation paid to comparable executives at our peer group companies and appropriately reflected the Company's achievements in fiscal 2013.
Fiscal 2013 Results and Accomplishments
Fiscal 2013 was a challenging year, as economic and market conditions continued to be volatile and uncertain in many markets around the world and consumer behavior remained cautious. In North America, the relatively weaker levels of consumer confidence and the highly promotional conditions among retailers continued to impact our business. In Europe, sovereign debt issues, government austerity programs, and bank credit issues continued to affect the capital markets of numerous European countries, resulting in reduced consumer confidence and discretionary spending in those countries. These circumstances negatively impacted our business, particularly in our more mature markets in Southern Europe. Overall, global revenues for fiscal 2013 were down 1% over the prior year and diluted earnings per share decreased 28% to $2.05 per share.
Despite these difficult economic and market conditions, management was able to produce a number of achievements in fiscal 2013, while continuing to focus on global expansion, the cornerstone of the Company's long-term strategy. Specifically, in fiscal 2013, the Company:

•	Expanded the Guess? brand in our newer international markets, achieving double-digit revenue growth rates in key growth markets such as Germany, Mexico and Russia;

•
Continued to capitalize on compelling growth opportunities in Asia, achieving a 25% compounded annual revenue growth rate over the past five years in South Korea and growing Greater China revenues by over 75% over the past two years;

•	Opened 193 new Company and licensee-operated stores outside of the U.S. and Canada, ending the year with 1,690 stores in 88 countries; and

•
Delivered strong operating cash flows despite the difficult economic and market conditions, invested $88.7 million back into our business in net capital expenditures to support global store growth and infrastructure improvements, returned $313 million to our shareholders through the payment of dividends (including a special dividend of $1.20 per share) and stock repurchases, and ended the year with over $300 million in cash, virtually no debt and additional credit capacity and access to capital.

Overview of Fiscal 2013 Executive Compensation Actions
The Compensation Committee noted management's contributions in achieving the foregoing financial results and other achievements for fiscal 2013. The Compensation Committee also noted management's track record of producing positive results, its commitment to long-term strategies and its dedication, even in difficult economic times, to protect and remain true to the spirit of the Guess? brand. However, given the difficult economic conditions in Europe and North America, the Company did not achieve its original financial expectations for fiscal 2013. As a result, consistent with the Company's “pay for performance” philosophy, overall executive compensation was negatively impacted for fiscal 2013.
Some of the key highlights of our executive compensation program for fiscal 2013 include:

•	Paul Marciano's base salary remained flat for the seventh consecutive year.

•	Base salaries also remained flat for every other Named Executive Officer when compared to each executive's salary level for fiscal 2012.

•
Under the Company's annual performance-based cash award program for fiscal 2013, the Compensation Committee elected to pay a zero cash bonus to Paul Marciano and a $50,000 cash award to each of Chet Kuchinad, Michael Relich and Nigel Kershaw.

•
The Compensation Committee determined to provide equity awards to the Named Executive Officers under the annual performance-based program with grant-date values that, in general, were near the maximum eligible pay-outs based on its assessment: (i) excellent individual efforts during a challenging year, (ii) the accomplishments outlined above and (iii) the decision to pay a zero cash bonus to Mr. Paul Marciano and significantly lower-than-eligible cash bonuses under the annual program to the other Named Executive Officers.

•
Paul Marciano continued to be eligible for a performance-based cash incentive award related to the earnings from operations of the Company's licensing segment in fiscal 2013. He also earned a $3.5 million cash incentive award representing the final payment under the multi-year performance-based cash incentive award program that was approved by the Compensation Committee in 2005.

•
The Compensation Committee approved the initial employment terms for Chet Kuchinad (who began his employment as Chief People Officer on February 1, 2012) and the continued employment terms for Nigel Kershaw (who was appointed as Interim Chief Financial Officer on December 7, 2012 after previously serving as Vice President, Finance & Accounting, and Treasurer).

•	Special off-cycle, retention-based restricted stock awards were granted to each of the Named Executive Officers (except Paul Marciano).
In making these compensation decisions for fiscal 2013, the Compensation Committee also considered individual performance and contributions to the Company's various strategic initiatives, as well as a number of other factors, such as each Named Executive Officer's level of experience, length of service, scope of duties, pay history, past performance and expected future contributions, as well as peer group compensation data and general market conditions. These factors, when considered together, were used by the Compensation Committee as a basis for making compensation decisions on a position by position basis. Except as otherwise noted below, these decisions were made by the Compensation Committee in its judgment.
The Role of the Compensation Committee and Management
The Company's executive compensation programs are determined and approved by the Compensation Committee. Our Chief Executive Officer and Chairman of the Board recommend to the Compensation Committee salary, cash incentive awards, equity-based awards and long-term compensation levels for less senior executives, including the other Named Executive Officers. At the direction of the Compensation Committee, other members of management, including our Chief Financial Officer and Chief People Officer, furnish financial, performance and other information relevant to setting performance goals and certifying results. The Compensation Committee is, however, solely responsible for making the final decisions on compensation for all Named Executive Officers. Other members of management, including any other Named Executive Officers, do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers.
The Role of the Independent Compensation Consultant
As indicated above, the Compensation Committee has engaged FW Cook as its independent compensation consultant. During fiscal 2013, FW Cook assisted the Compensation Committee in a review of Chief Executive Officer compensation, including assembling and analyzing competitive compensation data among a peer group of companies and providing general observations in light of market trends and best practices. The peer group used for the competitive analysis was established by the Compensation Committee in fiscal 2012, taking into account the advice of FW Cook and input from management. In selecting the peer companies, made up of publicly-traded retail apparel and accessories companies, the Compensation Committee considered factors such as the size and business models of each company, as well as whether such companies may compete with Guess for executive talent. The companies that comprised the peer group for fiscal 2013 were:

Abercrombie & Fitch Co.	New York & Company, Inc.
Aéropostale, Inc.	Pacific Sunwear of California, Inc.
American Eagle Outfitters, Inc.	Polo Ralph Lauren Corporation
AnnTaylor Stores Corporation	PVH Corp.
bebe stores, inc.	Quiksilver, Inc.
Chico's FAS, Inc.	The Talbots, Inc.
Coach, Inc.	True Religion Apparel Inc.
Coldwater Creek, Inc.	Urban Outfitters, Inc.
Fossil, Inc.	Warnaco Group Inc.
Kenneth Cole Productions, Inc.
The peer group for fiscal 2013 was the same as the peer group for the prior year. When the peer group was established in fiscal 2012, the Company ranked between the median and 75th percentile of the peer group in terms of revenue, total assets, market capitalization and total employees and above the 75th percentile of the peer group in terms of net income. The Compensation Committee believes these peer group companies provide relevant comparative compensation data for the Company.
The peer company compensation data provided by FW Cook was used by the Compensation Committee as a general reference point in its compensation review. The Compensation Committee does not set compensation levels at any specific level or percentile against this compensation data (i.e., the Compensation Committee does not "benchmark" the Company's executive compensation levels). Instead, the peer group data is only one point of information taken into account by the Compensation Committee in making compensation decisions.
The Role of Shareholder Say-on-Pay Votes
Our shareholders are provided with an opportunity to cast an advisory vote on our executive compensation program every three years through the say-on-pay proposal. At our annual meeting of shareholders held in June 2011, approximately 70% of the shares that voted on the say-on-pay proposal supported the proposal. The Compensation Committee believes these results generally affirm shareholder support of our overall approach to executive compensation. The Compensation Committee did not change its general approach for fiscal 2012 or fiscal 2013 and believes the program in place, as in prior years, furthers the goals of our executive compensation program. The Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for the Named Executive Officers. The next advisory vote on our executive compensation program is expected to occur at our 2014 annual meeting of shareholders.
Current Executive Compensation Program Elements
Summary
The material elements of our current executive compensation program for Named Executive Officers consist of a base salary, an annual cash incentive opportunity and a long-term equity incentive opportunity.

We also provide a non-qualified deferred compensation plan, a 401(k) plan, a supplemental executive retirement plan for our Chief Executive Officer and severance protection for terminations of certain Named Executive Officers' employment.
We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. Base salaries, the non-qualified deferred compensation plan, 401(k) plan, supplemental executive retirement plan and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is generally not variable. We believe that in order to attract and retain top-caliber executives, we need to provide executives with predictable benefit amounts that reward the executive's continued service. Some of the elements, such as base salaries, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis, such as upon retirement or other termination of employment. We believe that this mix of longer-term and shorter-term elements allows us to achieve our dual goals of attracting and retaining executives (with the longer-term benefits geared toward retention and the shorter-term awards focused on recruitment).
Our annual cash incentive opportunity is primarily intended to hold executives accountable for performance. It also helps further align Named Executive Officers' interests with those of our shareholders and helps us attract, motivate and retain executives. Our long-term equity incentives are primarily intended to align Named Executive Officers' interests with those of our shareholders, although they also hold executives accountable for performance and help us attract, motivate and retain executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of shareholder value, and therefore the value of these benefits is dependent on performance. Each Named Executive Officer's annual cash incentive opportunity is paid out on an annual basis and is designed to reward performance for that period. Long-term equity incentives are generally paid out or earned on a longer-term basis and are designed to reward performance and continued employment over one or more years.
The Compensation Committee uses these elements, as described in more detail below, to create a total compensation package for each Named Executive Officer that it believes supports the Company's compensation objectives and provides a competitive compensation opportunity tied to both operating performance and changes in shareholder value.
Base Salaries
Base salaries of the Named Executive Officers are designed to compensate executives for their level of responsibility, skill, experience and individual contributions. The Compensation Committee reviews and approves base salaries for Named Executive Officers annually and in connection with promotions or other changes in responsibilities. Base salaries are set at levels that are intended to avoid excessive fixed costs while simultaneously providing sufficient guaranteed annual income to mitigate incentives for executive's to pursue overly risky business strategies in order to maximize short-term variable compensation. In determining the appropriate levels of base salary, the Compensation Committee also considers, in its subjective judgment, individual performance, scope of duties, pay history and market data.
During fiscal 2013, none of the Named Executive Officers received base salary increases. This marked the seventh consecutive year without an increase in base salary for Paul Marciano and the second consecutive year without an increase in base salary for Michael Relich. The base salary for Chet Kuchinad, who began his employment on February 1, 2012, was established by the Compensation Committee in connection with his offer of employment. The base salary for Nigel Kershaw was not increased in connection with his appointment as Interim Chief Financial Officer on December 7, 2012 (in addition to his continuing role as Vice President, Finance & Accounting, and Treasurer).

The amount of base salary paid to each Named Executive Officer for fiscal 2013 is reported in Column (c) of the "Summary Compensation Table" below.
Annual Cash Incentive Awards
We believe that a significant portion of compensation for executive officers should be based on Company and individual performance, with the opportunity to earn substantial awards in connection with superior business and individual performance. Annual cash incentive awards are generally granted to the Company's Named Executive Officers under the Company's shareholder-approved Annual Incentive Bonus Plan (the "Bonus Plan"), a performance-based plan intended to motivate key employees by linking cash incentive award opportunities to pre-established performance goals. Specific performance criteria that can be used by the Compensation Committee (in its sole discretion) each period are set forth in the Bonus Plan.
The Compensation Committee has implemented a two-tier funding approach for Named Executive Officers under the Bonus Plan that is designed to give the Compensation Committee greater flexibility to consider all aspects of performance and other factors the Compensation Committee considers relevant, without affecting the Company's tax deduction for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. Under the program, the Compensation Committee approves pre-established formulas to determine the maximum cash incentive opportunity that may be awarded to each Named Executive Officer under the Bonus Plan, then exercises its discretion in determining the actual cash payouts, which will be at or below the calculated maximum payout levels.
Calculation of Maximum Eligible Awards
For fiscal 2013, the Compensation Committee established maximum individual cash award opportunities for Named Executive Officers pursuant to a specific formula tied to the Company's fiscal 2013 earnings from operations, excluding the impact of certain specified legal and tax matters (referred to herein as “fiscal 2013 earnings from operations”). The maximum individual cash award opportunities for fiscal 2013 were as follows: for Paul Marciano, a maximum award opportunity equal to the lesser of .87% of fiscal 2013 earnings from operations or 300% of base salary; and for each of Chet Kuchinad, Michael Relich, J. Michael Prince and Dennis Secor, a maximum award opportunity equal to the lesser of .08% of fiscal 2013 earnings from operations or 60% of base salary. For Mr. Paul Marciano, the maximum award opportunity as a percentage of base salary is provided under his employment agreement. For Messrs. Kuchinad, Relich, Prince and Secor, the percentage of base salary is consistent with the maximum opportunity provided to these executives in recent years. At the time the maximum opportunities were established for fiscal 2013, the Compensation Committee believed them to be reasonably competitive for each position.
The Compensation Committee chose earnings from operations as the measurement used to calculate maximum cash incentive opportunities (and to establish the performance-based aspects of our long-term equity incentive awards as described below) as a way to further link the executives' incentive opportunities to the Company's financial performance. Earnings from operations is also a consistently applied, easily understood and widely used metric that provides a measurement of operating performance that excludes certain non-operational factors.
Each Named Executive Officer also has a threshold and target cash incentive amount under the Bonus Plan. These amounts are established as guidelines only and are not tied to any particular metric or goal, with the Compensation Committee able to exercise discretion to award incentives that are above or below such levels (but in all cases within the applicable maximum as described above) based on its subjective assessment of such factors as it deems appropriate. Pursuant to his employment agreement, the threshold incentive amount for Mr. Paul Marciano was 100% of his base salary and the target incentive amount was 200% of his base salary. The threshold and target incentive amounts as a percentage of base salary for Messrs. Kuchinad, Relich, Prince and Secor have each been set in recent years at 20% for threshold and 40% for target. At the time these amounts were established for fiscal 2013, the Compensation Committee believed them to be reasonably competitive for each position.
In the first quarter of fiscal 2014, the Compensation Committee determined the Company's fiscal 2013 earnings from operations results of $275.0 million (which amount excluded a $0.5 million negative impact related to specified legal and tax matters pursuant to the previously established criteria), which resulted in potential maximum payout opportunities for Mr. Paul Marciano of 239% of base salary (or $2,392,598), and for each of Messrs. Kuchinad and Relich of 49% of base salary ($220,009). Mssrs. Prince and Secor were not eligible to receive individual cash awards for fiscal 2013 due to their resignations prior to year-end.
Because Nigel Kershaw's appointment as Interim Chief Financial Officer did not occur until the fourth quarter of fiscal 2013, he did not participate under the two-tier funding approach applicable to the other Named Executive Officers for fiscal 2013. Instead, Mr. Kershaw participated in a separate program for fiscal 2013 whereby (i) one half of his cash incentive opportunity was based on the Company's earnings per share results for fiscal 2013 and (ii) one half of his cash incentive opportunity was based on the general discretion of the Compensation Committee. Under this program, Mr. Kershaw was eligible for a cash award of up to 17.5% of base salary at threshold performance (earnings per share of $2.55), 35.0% of base salary at target performance (earnings per share of $2.75) and 52.5% of base salary at stretch performance (earnings per share of $2.95). The Compensation Committee chose earnings per share for this metric based on its belief that earnings per share closely correlates to growth in shareholder value and is straightforward to administer and communicate. Because the Company's reported earnings per share for fiscal 2013 of $2.05 was below the threshold level described above, Mr. Kershaw was eligible for a cash incentive award only with respect to the discretionary half of the program.
Determination of Actual Cash Awards
Once the maximum payout levels are established, the Compensation Committee then determines actual cash payouts for each Named Executive Officer, which could be paid at a level at or below the calculated maximum payout levels. The Compensation Committee bases its final cash award decision on its subjective assessment of the Company's overall financial performance for the fiscal year, each Named Executive Officer's individual performance for the fiscal year and other factors that the Compensation Committee determines warrant consideration, such as global economic and competitive conditions.
For fiscal 2013, although the Compensation Committee reviewed the Company's financial results in detail, it did not directly link all or any portion of the Named Executive Officers' cash incentive awards to the achievement or failure to achieve any specific goal or assign a specific weighting to any particular financial measure. Instead, the Compensation Committee considered the financial results in the context of the economic and competitive environment, with a focus on both near-term results and the long-term health and positioning of the Company. In particular, the Compensation Committee reviewed the Company's earnings, revenues, expenses, margins, return on invested capital, segment performance and shareholder return for fiscal 2013. The Compensation Committee also considered its subjective assessment of the Company's overall financial position at year end.
In addition, the Compensation Committee evaluated each individual Named Executive Officer's performance during the fiscal year, taking into account the individual's contributions to the Company's various strategic initiatives, such as growth, profitability, organizational development, global brand, supply chain and information systems initiatives. The Compensation Committee gave no specific weighting to any particular performance measure and evaluated individual performance in a non-formulaic manner.

In reviewing the foregoing factors, the Compensation Committee noted the Company achievements in fiscal 2013 discussed under “—Fiscal 2013 Results and Accomplishments” above. The Compensation Committee also acknowledged management's dedication to the long-term success of the Company, as demonstrated by management's continuing effort to execute on the Company's long-term global expansion strategy and its commitment to protect the Guess? brand, even during a period of particularly difficult economic and market conditions. However, despite these accomplishments and strong management team performance in many areas, the Compensation Committee recognized that the Company did not achieve its original financial expectations for fiscal 2013.
Based on its overall subjective assessment of Company and individual performance, including all the factors discussed above, the Compensation Committee determined that awarding some level of cash bonuses for fiscal 2013 was appropriate. The Compensation Committee arrived at a similar conclusion with respect to equity awards for fiscal 2013, as discussed below under “—Long-Term Equity Incentive Awards—Determination of Actual Equity Awards.” While the Compensation Committee believed that some level of both cash and equity awards for fiscal 2013 were warranted, it ultimately determined to (i) pay no annual cash award to Paul Marciano (despite eligibility for a cash award under the annual program of up to $2,392,598) and a $50,000 cash award to each of Chet Kuchinad and Michael Relich (despite eligibility of each executive for a cash award under the annual program of up to $220,009) and (ii) grant equity awards for fiscal 2013 with grant-date values that, in general, were near the maximum eligible pay-outs. This decision was intended to strike a balance between rewarding the Named Executive Officers for their accomplishments in fiscal 2013 while recognizing that the Company did not achieve its original financial expectations for the year. Shifting the performance-based compensation for fiscal 2013 to equity awards emphasized a longer-term performance horizon, helped ensure long-term retention (since the equity awards are subject to a time-based vesting schedule pursuant to which the awards are scheduled to vest annually through January of 2017), and (since the awards are linked to the value of our stock) further align the interests of management with shareholders.
With respect to Nigel Kershaw, the Compensation Committee considered whether it was appropriate to award a discretionary bonus for fiscal 2013. The Compensation Committee recognized the significant contributions of Mr. Kershaw during the 2013 fiscal year, particularly during his tenure as Interim Chief Financial Officer. In light of his individual contributions and his increased responsibilities, the Compensation Committee approved a fiscal 2013 discretionary cash bonus award of $50,000 for Mr. Kershaw.
Special Cash Incentive Awards for Paul Marciano
In addition to the annual cash incentive award, each year since fiscal 2005, the Compensation Committee has approved a separate licensing-based cash incentive opportunity under the Company's 2004 Equity Incentive Plan for Paul Marciano. This performance-based award, designed to recognize the substantial contributions of Mr. Marciano to the Company's licensing segment results, provided for a cash award equal to 2.4% of earnings from operations of the Company's licensing segment for fiscal 2013, excluding certain specified royalty amounts. Based on performance against this pre-established measure, which the Compensation Committee reviewed and certified in the first quarter of fiscal 2014, Mr. Marciano earned and received a cash award of $2,230,000 for fiscal 2013.
Paul Marciano was also eligible to receive an additional licensing-based cash incentive as of December 31, 2012 under a program approved by the Compensation Committee in 2005. This incentive opportunity was based in part upon the Compensation Committee's determination in 2005 that Mr. Marciano's performance and contributions were essential to the negotiation and execution at that time of several new licensing agreements and extensions on behalf of the Company, including licensing agreements with respect to Guess? watches, eyewear and handbags. The terms of these three license agreements provided for special fixed royalty payments to the Company of $92.7 million in the aggregate, in addition to increased standard royalties and other amounts normally associated with the Company's license agreements. Of such special fixed royalty payment amounts, a total of $42.7 million had already been received by the Company at the time of approving this award opportunity in 2005, with the remainder to be paid over time under the terms of the three license agreements, including a payment of $35.0 million that was due to the Company in 2012 (the “2012 Payment”). Although Mr. Marciano's past performance was influential in the Committee's decision in 2005 to provide him with an opportunity to earn future bonuses, payment of the awards remained subject to the achievement of pre-established licensing performance targets with respect to the fourth quarter of 2005, as well as each of 2006, 2007 and 2008. The final cash incentive award opportunity for Mr. Marciano under this program provided for a $3.5 million cash award payable under the Company's 2004 Equity Incentive Plan only upon (i) the achievement of a pre-established earnings from operations goal for the Company's licensing segment of $20.0 million for the 2008 calendar year (which was achieved), (ii) the receipt by the Company of the 2012 Payment (which was received) and (iii) the continued employment of Mr. Marciano through December 31, 2012 (which occurred) (the “Multi-Year Licensing Opportunity”). Accordingly, Mr. Marciano received the final $3.5 million cash award during the fourth quarter of fiscal 2013.
Long-Term Equity Incentive Awards
The Company's philosophy is that the Named Executive Officers' long-term compensation should be directly linked to the value provided to our shareholders. Therefore, with the exception of the Multi-Year Licensing Opportunity for Paul Marciano described above, 100% of the Named Executive Officers' long-term compensation is currently awarded in the form of stock options and restricted stock. The Compensation Committee has the authority to grant stock options, restricted stock and other awards under the Company's 2004 Equity Incentive Plan.
Stock Options.    The Company generally makes a portion of its long-term incentive grants to Named Executive Officers in the form of stock options with an exercise price that is equal to the closing price of a share of the Company's Common Stock on the NYSE on the grant date. The Compensation Committee utilizes stock options to ensure that the Named Executive Officers will realize value only if our shareholders realize value on their shares. Stock options also foster retention of key executives since the awards generally vest over the four-year period following the performance period.
Restricted Stock.    The Compensation Committee uses restricted stock in addition to stock options to reduce the level of potential share dilution that would otherwise develop if larger stock option awards were granted. The Compensation Committee also uses restricted stock awards as a retention incentive as they generally vest over the four-year period following the performance period. In addition, restricted stock promotes commonality of interests between management and shareholders since the awards expose the recipient to both upside and downside risk based on the value of the Company's Common Stock over time.
Like the annual cash incentive award program, the Compensation Committee has implemented a two-tier approach for equity awards to Named Executive Officers that gives the Compensation Committee greater flexibility to consider all aspects of performance and other factors the Compensation Committee considers relevant, without affecting the Company's tax deduction for qualified performance-based restricted stock under Section 162(m) of the Internal Revenue Code. Like the cash program, the Compensation Committee approves pre-established formulas to determine the maximum equity incentive opportunities that may be awarded to each Named Executive Officer, then exercises its discretion in determining the actual equity awards, which will be at levels at or below the calculated maximum award levels. The maximum number of shares of the Company's Common Stock subject to each annual award is intended to create a meaningful opportunity for stock ownership in light of the Named Executive Officer's current position with the Company, the size of comparable awards to comparable executives at our peer group companies, and the individual's personal performance in recent periods. The Compensation Committee believes that the mix of equity award types, which currently provides a heavier emphasis on restricted stock than on stock options (as more fully described below), supports its retention and performance objectives and provides a balanced risk/reward approach, while maintaining a strong alignment between the interests of the Named Executive Officers and those of our shareholders.
Calculation of Maximum Eligible Awards
For fiscal 2013, the Compensation Committee established maximum individual equity awards in the form of stock options and restricted stock for Named Executive Officers pursuant to a specific formula tied to the Company's fiscal 2013 earnings from operations, excluding the impact of certain specified legal and tax matters (referred to herein as “fiscal 2013 earnings from operations”). The maximum individual equity award opportunities for Named Executive Officers for fiscal 2013 were as follows: for Mr. Paul Marciano, a maximum stock option award opportunity value equal to the lesser of .16% of fiscal 2013 earnings from operations or 55% of base salary and a maximum restricted stock award opportunity value equal to the lesser of .44% of fiscal 2013 earnings from operations or 150% of base salary; and for each of Messrs. Kuchinad, Relich, Prince and Secor, a maximum stock option award opportunity value equal to the lesser of .03% of fiscal 2013 earnings from operations or 20% of base salary and a maximum restricted stock award opportunity value equal to the lesser of .08% of fiscal 2013 earnings from operations or 60% of base salary. The Compensation Committee established higher long-term equity incentive opportunities for Mr. Paul Marciano than for the other Named Executive Officers in light of his greater level of responsibility and influence over the Company's business and performance in general, as well as competitive market grant levels for his position.
In the first quarter of fiscal 2014, the Compensation Committee determined the Company's fiscal 2013 earnings from operations results of $275.0 million (which amount excluded a $0.5 million negative impact related to specified legal and tax matters pursuant to the previously established criteria), which resulted in potential maximum payout opportunities as follows: for Mr. Paul Marciano, maximum stock option and restricted stock award values equal to 44% and 121% of base salary, respectively; and for each of Messrs. Kuchinad and Relich, maximum stock option and restricted stock award values equal to 18% and 49% of base salary, respectively. These maximum award opportunities were then converted from dollar amounts to shares, with stock options valued using the Black Scholes Model and restricted stock valued at the closing price of the Company's unrestricted Common Stock on the NYSE, in each case on a pre-determined measurement date with respect to the grant date. For fiscal 2013, the grant date occurred on April 3, 2013, the date of the first quarter Compensation Committee meeting where the Compensation Committee approved the awards, and the pre-determined measurement date occurred five business days prior to the grant date in order to allow the Compensation Committee sufficient time to review final maximum share and option opportunities prior to making its final award decisions. Mssrs. Prince and Secor were not eligible to receive individual equity awards for fiscal 2013 due to their resignations prior to year-end.
Because Mr. Kershaw's appointment as Interim Chief Financial Officer did not occur until the fourth quarter of fiscal 2013, he did not participate under the two-tier approach applicable to the other Named Executive Officers for fiscal 2013. Instead, Mr. Kershaw participated in a separate annual equity award program for fiscal 2013 whereby he was eligible to receive discretionary stock option and restricted stock awards with target values equal to 20% of base salary for each, subject to adjustments up or down at the discretion of the Compensation Committee.
Determination of Actual Equity Awards
Once the maximum payout levels are established, the Compensation Committee then determines actual equity awards for each Named Executive Officer under the annual equity program, which could be paid at a level at or below the calculated maximum payout levels using the same review and subjective assessment process as used for the annual cash incentive award program described in detail under “—Annual Cash Incentive Awards” above.

Like the annual cash incentive award program, the Compensation Committee gave no specific weighting to any particular performance measure considered for fiscal 2013 for equity awards and evaluated individual performance in a non-formulaic manner, making an overall subjective assessment of Company and individual performance during the year. While the Compensation Committee did not award a cash bonus to Paul Marciano and provided for significantly lower-than-eligible cash awards to the other Named Executive Officers under the annual program for fiscal 2013, it decided to grant maximum level equity awards under the annual program to each of the eligible Named Executive Officers.
With respect to Nigel Kershaw, the Compensation Committee considered whether it was appropriate to award a discretionary equity award for fiscal 2013. The Compensation Committee recognized the significant contributions of Mr. Kershaw during the 2013 fiscal year, particularly during his tenure as Interim Chief Financial Officer. In light of his individual contributions and his increased responsibilities, the Compensation Committee elected to adjust Mr. Kershaw's discretionary equity award from a combined target value of 40% of base salary to a combined grant date value of approximately 70% of base salary.
As described above under “—Annual Cash Incentive Awards,” the Compensation Committee's decision to provide equity awards at these levels, while paying much more limited cash bonus awards under the annual program, was intended to strike a balance of rewarding management for its contributions and accomplishments in a difficult economic climate, while recognizing that the Company did not achieve its original financial expectations for the year. The Compensation Committee believes that equity awards provide the added benefits over cash awards of helping to further align the interests of management with shareholders (since their ultimate value depends on share price) and helping to foster a long-term approach (since the awards vest over a number of years).
The actual equity awards approved by the Compensation Committee for the Named Executive Officers for fiscal 2013 are presented in footnote (2) to the “Grants of Plan-Based Awards in Fiscal 2013” table below. In accordance with applicable SEC rules, the “Grants of Plan-Based Awards in Fiscal 2013” table reflects equity awards actually granted by the Company in fiscal 2013. The material terms of the equity awards granted to our Named Executive Officers during fiscal 2013 are described below under “—Description of Plan-Based Awards.” Since our equity awards granted in fiscal 2013 related to performance in fiscal 2012, the basis for these awards was included in the Compensation Discussion and Analysis section of our proxy statement filed with the SEC on May 23, 2012 with respect to our 2012 annual meeting of shareholders. The equity awards described in the preceding paragraphs, which were awarded in the first quarter of fiscal 2014 based on fiscal 2013 performance, will, in accordance with applicable SEC rules, be reflected in the “Grants of Plan-Based Awards” table included in our proxy statement next year with respect to our 2014 annual meeting of shareholders.
Special Discretionary Equity Awards
In addition to the annual equity program discussed above, on June 21, 2012 the Compensation Committee approved a special one-time restricted stock award program for select key executives, including all of the Named Executive Officers except Paul Marciano. The Compensation Committee's primary purpose for approving this discretionary program was to provide a meaningful retention incentive for a select group of key executives, while also helping to ensure competitive pay, reward performance and further align the interests of management with the Company's shareholders. The restricted stock awards are scheduled to vest in two 50% installments, at the two and four year grant date anniversaries, which was intended to maximize retention and to differentiate these special awards from the standard annual awards (which typically vest 25% per year over the four-year period following the performance period). Under this special discretionary program, the following restricted stock awards were granted to Named Executive Officers (as indicated in the “Grants of Plan-Based Awards in Fiscal 2013” table below): 10,000 shares to Nigel Kershaw, 15,000 shares to Chet Kuchinad, 20,000 shares to Michael Relich, 20,000 shares J. Michael Prince and 18,000 shares to Dennis Secor.
401(k) Retirement Benefits
The Company's employees, including the Named Executive Officers, are eligible to participate in its tax-qualified 401(k) plan and are eligible to receive a discretionary matching contribution from the Company after one year of service. In calendar 2012, the Company made a discretionary matching contribution on behalf of each participant equal to 50% of the first 6% of compensation contributed by the participant. These Company matching contributions can function as a retention incentive as they vest over the first five (5) years of service with the Company. The Named Executive Officers participate in the plan on the same terms as our other participating employees.
Non-Qualified Deferred Compensation Plan
The Company has maintained a Non-Qualified Deferred Compensation Plan (the "DCP") since 2006. Under the DCP, select employees who satisfy certain eligibility requirements, including each of the Named Executive Officers and members of the Board, may make annual irrevocable elections to defer up to 75% of their base salary, 100% of their bonus, 100% of their cash compensation earned under any Company long-term incentive plan or 100% of their director fees to be earned during the following calendar year. In addition, the Company may make contributions to "make up" for Company match amounts under the Company's 401(k) plan that cannot be made to Named Executive Officers because of applicable Internal Revenue Code limits. The Company may also make other discretionary contributions, although it did not do so for fiscal 2013. The Company believes that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Company is also deferred. Information with respect to the Named Executive Officers' participation in the DCP is presented in, and the material terms of the DCP are described following, the "Non-Qualified Deferred Compensation Plan Table—Fiscal 2013" below.
Supplemental Executive Retirement Plan
The Company has maintained a Supplemental Executive Retirement Plan (“SERP”) since 2006. The SERP will provide select employees who satisfy certain eligibility requirements with supplemental pension benefits in prescribed circumstances. The only current participant in the SERP is Paul Marciano. In addition to the current participant, Maurice Marciano, our former executive Chairman of the Board, previously participated in the SERP during his employment by the Company and will be eligible to receive vested SERP benefits in the future (with respect to his prior employment) in accordance with the terms of the SERP. Annual benefits available under the SERP (“SERP Benefits”) are calculated by multiplying the participant's highest average compensation (including base salary and certain bonuses) during any two of the final three years of employment by a percentage equal to 2.5% for each year of service, subject to a maximum benefit of 60% of such average compensation for Mr. Paul Marciano and Mr. Maurice Marciano. The Company believes that providing Mr. Paul Marciano with supplemental pension benefits under the SERP recognizes his substantial past and expected future contributions and provided a valuable retention incentive.
Additional information with respect to Mr. Paul Marciano's participation in the SERP is presented in, and the material terms of the SERP are described following, the "Pension Benefits Table—Fiscal 2013" below. Additional information concerning potential payments under the SERP upon certain terminations or a change in control is presented in "—Potential Payments Upon Termination or Change in Control" below.

Severance and Other Benefits Upon Termination of Employment
In order to support our compensation objective of attracting, retaining and motivating qualified executives, we believe that, in certain cases, we may need to provide our key executive officers with severance protections upon certain types of termination. These severance protections are negotiated on an individual by individual basis in connection with the negotiation of other employment terms, typically in connection with the entering into of employment agreements or employment offer letters with each Named Executive Officer. Consistent with this approach, the severance protections for each of our Named Executive Officers were negotiated in connection with entering into their current employment agreements or offer letters.
The Compensation Committee approved an employment agreement for Paul Marciano, effective as of January 1, 2007 (as further amended and restated effective December 18, 2008 to comply with Section 409A of the Internal Revenue Code, the "Paul Marciano Employment Agreement"), which provided certain severance protections. The Compensation Committee determined that the severance provisions of the Paul Marciano Employment Agreement were reasonable in light of market practices at the time these provisions were negotiated and the importance to the Company and its shareholders of securing the continued service of Mr. Paul Marciano.
The employment offer letters for Michael Relich and Dennis Secor also provided limited severance protections that the Compensation Committee believed reflected the Company's general policies to attract, retain and motivate executive officers. Mr. Secor did not receive any special severance payments in connection with his resignation as Senior Vice President and Chief Financial Officer effective December 7, 2012.
In addition to these individually negotiated severance protections, under the terms of our equity incentive plans, subject to limited exceptions set forth therein, if (i) any person (other than Maurice Marciano and Paul Marciano) acquires more than (a) for equity awards granted prior to September 28, 2007, 20% of the outstanding Common Stock or combined voting power of the Company, and (b) for equity awards granted on or after September 28, 2007, both 35% of the outstanding Common Stock or combined voting power of the Company and more shares than are then held by Maurice Marciano, Paul Marciano and their related parties, (ii) certain changes in a majority of the Board of Directors occur over a period of not longer than two years, (iii) shareholders approve certain mergers or consolidations involving more than a 20% change in ownership or certain reorganizations or a sale or other disposition of all or substantially all of the Company's assets, or (iv) the Company is liquidated, then, like all other employees, awards held by Named Executive Officers then-outstanding under the equity incentive plans may (unless otherwise determined by the Compensation Committee) become fully vested or paid, as applicable. Although this vesting will occur whether or not a Named Executive Officer's employment terminates, we believe it is appropriate to fully vest equity awards in these change in control situations because such a transaction may effectively end the Named Executive Officers' ability to realize any further value with respect to the equity awards.
Additional information concerning potential payments that may be made to the Named Executive Officers in connection with their termination of employment or a change in control is presented in "—Potential Payments Upon Termination or Change in Control" below.
Security Protections
We provide Paul Marciano with certain security protections. The Compensation Committee believes that these protections are appropriate for Mr. Marciano in light of the high profile nature of his position with the Company. These protections are not intended to provide a personal benefit (other than the intended security) to Mr. Marciano and we do not view these security protections as compensation for Mr. Marciano. However, as required under applicable SEC rules, we include the Company's cost of providing these protections for the applicable year as compensation for Mr. Marciano for that year in the “Summary Compensation Table” below.
Stock Ownership Guidelines
In order to encourage stock ownership by senior management (and Non-Employee Directors) of the Company, the Company maintains Stock Ownership Guidelines. The Stock Ownership Guidelines are intended to further align the financial interests of senior management (and Non-Employee Directors) with those of the Company's shareholders. Under the Stock Ownership Guidelines, certain specified senior executives, including all of the Named Executive Officers (and Non-Employee Directors), are required to accumulate, and then retain, the following amounts of Company Common Stock:

Position	Stock Ownership Requirement
CEO	Six times annual base salary
Executive Chairman (if any)	Five times annual base salary
Select Senior Executives (including all other Named Executive Officers)	Two and one-half times annual base salary
Non-Employee Directors	Five times annual board retainer
Until a participant has met the applicable ownership guideline, the participant is expected to retain an amount equal to 50% of the net shares (after payment of any exercise price and related taxes) received as a result of the exercise, vesting or payment of equity awards (including stock options and restricted stock) granted by the Company to the participant. Once a participant has met the applicable ownership guideline, ownership of the guideline amount is expected to be maintained. For purposes of satisfying the Stock Ownership Guidelines, the following holdings count toward the required holding amounts: (i) shares owned directly (including through open market purchases, vesting of restricted stock awards or exercise of stock options), (ii) shares held by spouses or children or through certain trusts for the benefit of the participant, a spouse and/or children and (iii) stock option equivalents based on the value of “in-the-money” vested unexercised stock options.
Executive Compensation Clawback Policy
The Company maintains a policy regarding the recoupment of certain performance-based compensation payments to executive officers (the "Clawback Policy"). The Clawback Policy provides that the Board or the Compensation Committee may require reimbursement or cancellation of all or a portion of any performance-based short or long-term cash or equity awards made to an executive officer to the extent that: (1) the amount of, or number of shares included in, any such payment was calculated based on the achievement of financial results that were subsequently revised and (2) a lesser payment of cash or equity awards would have been made to the executive officer based upon the revised financial results. Where the achievement of a financial result was considered in determining the performance-based compensation awarded, but the compensation was not awarded on a formulaic basis, the Board or Compensation Committee will determine in its discretion the amount, if any, to seek for reimbursement.
Section 162(m) Policy
Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The limitation applies only to compensation which is not considered to be performance-based, either because it is not tied to the attainment of performance milestones or because it is not paid pursuant to a shareholder-approved plan. The Compensation Committee considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Compensation Committee's control, also can affect the deductibility of compensation.
While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee's overall compensation philosophy. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. The maximum cash and equity opportunity structure under the Company's annual award programs for executive officers is intended to cause the compensation paid thereunder to qualify as performance-based compensation under Section 162(m). From time to time, the Compensation Committee may award compensation to our executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our shareholders' best interests, such as discretionary time vested grants of restricted stock or discretionary bonuses, or as part of initial employment offers.
Compensation Committee
Report on Executive Compensation(1)
The Compensation Committee has certain duties and powers as described in its Charter. The Compensation Committee is currently composed of the three Non-Employee Directors named at the end of this report, each of whom the Board has determined to be independent as defined by the NYSE listing standards.
The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in the Company's Fiscal 2013 Annual Report on Form 10-K and in this Proxy Statement for the 2013 Annual Meeting, each as filed with the SEC.

By the Compensation Committee,
Alex Yemenidjian, Chairperson Anthony Chidoni Kay Isaacson-Leibowitz
__________________________________________

(1)
SEC filings sometimes "incorporate information by reference." This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of 1933 or the Exchange Act.

Compensation Committee
Interlocks and Insider Participation
All of the Compensation Committee members whose names appear on the Compensation Committee Report above were committee members during all of fiscal 2013. No current member of the Compensation Committee is a current or former executive officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Company's Compensation Committee during the fiscal year ended February 2, 2013.

Summary Compensation Table
The following table presents information regarding compensation of our Named Executive Officers for services rendered with respect to the covered fiscal years. The Company operates on a 52/53-week fiscal year calendar, which ends on the Saturday nearest to January 31 of each year. As a result, fiscal 2011 represents the 52-week fiscal year ended on January 29, 2011, fiscal 2012 represents the 52-week fiscal year ended on January 28, 2012, and fiscal 2013 represents the 53-week fiscal year ended on February 2, 2013.

Name and Principal Position	Fiscal Period	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paul Marciano	2013	1,019,231	—	1,379,400	513,374	5,730,000	—	159,420	8,801,425
Chief Executive Officer and	2012	1,000,000	—	1,477,820	539,897	2,410,000	8,851,931	119,486	14,399,134
Vice Chairman	2011	1,000,000	—	1,461,865	523,019	4,754,098	7,583,763	105,964	15,428,709
Nigel Kershaw(6)	2013	305,769	50,000	345,300	55,004	—	—	22,197	778,270
Interim Chief Financial Officer
Chet Kuchinad(7)	2013	455,192	—	741,900	186,900	50,000	—	192,267	1,626,259
Chief People Officer
Michael Relich	2013	458,654	—	816,000	91,674	50,000	—	25,284	1,441,612
Executive Vice President and	2012	451,817	—	167,227	87,749	—	—	22,565	729,358
Chief Information Officer	2011	451,731	—	227,668	74,056	180,000	—	22,951	956,406
J. Michael Prince(8)	2013	415,519	—	878,700	91,674	—	—	16,165	1,402,058
Former Chief Operating Officer	2012	450,000	—	—	121,873	—	—	197,341	769,214
	2011	96,300	40,000	413,000	327,693	—	—	8,323	885,316
Dennis Secor(9)	2013	467,647	—	759,480	91,674	—	—	38,614	1,357,415
Former Senior Vice President	2012	447,115	—	245,007	81,655	—	—	35,407	809,184
and Chief Financial Officer	2011	420,000	—	203,703	66,342	210,000	—	29,890	929,935
___________________

(1)	Salary amounts for fiscal 2013 include an extra week of pay due to the extra 53rd week in fiscal 2013.

(2)
In accordance with the SEC's disclosure rules, the amounts reported in Columns (e) and (f) above reflect the aggregate grant date fair value of stock awards and option awards, respectively, computed in accordance with FASB ASC Topic 718 and granted during each fiscal year (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported in Columns (e) and (f), please see (i) the discussion of equity incentive awards granted during fiscal 2013 contained in Note 17 (Share-Based Compensation) to the Company's Consolidated Financial Statements, included as part of the Company's Fiscal 2013 Annual Report on Form 10-K, and (ii) the similar Share-Based Compensation notes contained in the Company's Consolidated Financial Statements, included as part of the Company's Annual Reports on Form 10-K for prior fiscal years as to the equity awards granted during those years. In all cases, the grant-date fair value of awards assumes that the highest level of performance conditions will be achieved. Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards.

(3)
The amounts reported in Column (g) above reflect the aggregate dollar amounts paid to Named Executive Officers as cash incentive awards with respect to performance for the covered fiscal years under the terms of the Company's Bonus Plan and 2004 Equity Incentive Plan. The cash incentive awards reported in Column (g) for each fiscal year were generally paid in the first quarter of the following fiscal year. For example, the cash payouts for fiscal 2013 were made in the first quarter of fiscal 2014. The amount for Paul Marciano for fiscal 2013 consists of (i) $2,230,000 under a special licensing-based cash incentive opportunity approved in the first quarter of fiscal 2013 with respect to fiscal 2013 performance and (ii) $3,500,000 under an additional licensing-based cash incentive program approved in 2005 based on the achievement of certain performance measures and continued employment through December 31, 2012.

(4)
Amounts reported in Column (h) represent the annual changes in the actuarial present value of Paul Marciano's accrued aggregate pension benefit with respect to the Company's Supplemental Executive Retirement Plan, or SERP. The reported amount for fiscal 2013 for Mr. Marciano is $0 because the actuarial present value of Mr. Marciano's benefit actually decreased (i.e., it was a negative number) during fiscal 2013. The amount of the decrease was $5,388,788. The decrease was due primarily to an increase in the assumed retirement age for Mr. Marciano from age 65 to age 70. The actuarial present value of accrued benefits is based on the RP 2000 Mortality Table; a discount rate of 5.5% for fiscal 2011 and 4.0% for fiscal 2012 and 2013; and an assumed retirement age of 65 for fiscal 2011 and 2012 and 70 for fiscal 2013. The assumptions used are the same as those used for financial reporting purposes and contained in Note 10 (Supplemental Executive Retirement Plan) to the Company's Consolidated Financial Statements, included as part of the Company's Fiscal 2013 Annual Report on Form 10-K. See the “Pension Benefits Table—Fiscal 2013” below.

No amounts are included in Column (h) for earnings on deferred compensation under the Company's Non-Qualified Deferred Compensation Plan because the Named Executive Officers do not receive above-market or preferential earnings on compensation that is deferred under this plan. The earnings (losses) that the Named Executive Officers received during fiscal 2013 on compensation deferred under the Non-Qualified Deferred Compensation Plan are reported in the “Non-Qualified Deferred Compensation Plan Table—Fiscal 2013” below.

(5)
Amounts shown in Column (i) for fiscal 2013 consist of, for (i) Paul Marciano, home security ($73,130), automobile expenses, including fuel, maintenance and insurance ($45,364), health insurance related expenses, life insurance ($15,400), matching contributions to the Company's 401(k) Plan and personal air travel, (ii) Nigel Kershaw, health insurance related expenses and matching contributions to the Company's 401(k) Plan, (iii) Chet Kuchinad, relocation expenses ($167,061, including $56,012 for related taxes), health insurance related expenses and automobile expenses, (iv) Michael Relich, health insurance related expenses and matching contributions to the Company's 401(k) Plan, (v) J. Michael Prince, automobile expenses, matching contributions to the Company's 401(k) Plan and health insurance related expenses, and (vi) Dennis Secor, health insurance related expenses, automobile expenses and matching contributions to the Company's 401(k) Plan. Prior to commencing employment with the Company on February 1, 2012, Mr. Kuchinad provided certain consulting services to the Company for which he received consulting fees. Such fees with respect to consulting services provided during fiscal 2013 but prior to commencing employment, totaled $5,000 and are included as fiscal 2013 compensation for Mr. Kuchinad in Column (i). Mr. Kuchinad ceased providing any consulting services for the Company upon his employment by the Company. Incremental cost for each item included in Column (i) other than personal air travel and a portion of automobile related expenses for Mr. Marciano was calculated using the actual cost to the Company. Incremental cost to the Company for personal air travel was calculated based on the variable operating costs to the Company for using aircraft leased or chartered by the Company. Fixed aircraft costs which do not change based on personal usage were excluded. Incremental cost to the Company for the use of a Company-owned automobile by Mr. Marciano was calculated based on an Internal Revenue Service formula for valuing the use of Company-owned vehicles.

(6)
Nigel Kershaw, the Company's Vice President, Finance & Accounting, and Treasurer, was appointed Interim Chief Financial Officer concurrent with the resignation of Dennis Secor as Senior Vice President and Chief Financial Officer as of December 7, 2012.

(7)
Chet Kuchinad joined the Company as Chief People Officer on February 1, 2012. The amounts reported in Columns (e) and (f) above for fiscal 2013 include the aggregate grant date fair value of stock awards and option awards, respectively, granted in connection with his appointment.

(8)	J. Michael Prince resigned from his position as Chief Operating Officer of the Company effective November 26, 2012.

(9)	Dennis Secor resigned from his position as Senior Vice President and Chief Financial Officer of the Company effective December 7, 2012.

Compensation of Named Executive Officers
The "Summary Compensation Table" above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2013, fiscal 2012, and fiscal 2011. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary, long-term equity incentives consisting of restricted stock and stock options, cash incentive compensation and, for Paul Marciano, the change in pension value relating to the Company's SERP. Named Executive Officers also earned or were paid the other benefits listed in Column (i) of the "Summary Compensation Table," as further described in footnote (5) to the table.
The "Summary Compensation Table" should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer's employment agreement or employment offer letter is provided immediately following this paragraph. The "Grants of Plan—Based Awards in Fiscal 2013" table, and the description of the material terms of the stock options and restricted stock that follows it, provides information regarding the long-term equity incentives awarded to Named Executive Officers in fiscal 2013. The "Outstanding Equity Awards at Fiscal 2013 Year-End" and "Option Exercises and Stock Vested in Fiscal 2013" tables provide further information on the Named Executive Officers' potential realizable value and actual realized value with respect to their equity awards. The "Pension Benefits Table—Fiscal 2013" and related description of the material terms of our SERP describe each Named Executive Officer's retirement benefits under our SERP to provide context to the amounts listed in the "Summary Compensation Table." The discussion under "—Potential Payments Upon a Termination or Change in Control" below is intended to further explain the potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.
Description of Employment Agreements
The following is a description of the terms of the employment agreements and employment offer letters with our Named Executive Officers.
Paul Marciano
The Company has entered into an employment agreement with Paul Marciano (the "Paul Marciano Employment Agreement"). The terms of the Paul Marciano Employment Agreement were negotiated by the Compensation Committee with Paul Marciano prior to the January 1, 2007 effective date of the agreement. The Paul Marciano Employment Agreement replaced the existing employment agreement with Mr. Marciano that was originally entered into as of August 13, 1996 in connection with the Company's initial public offering.
Subject to certain termination provisions, the Paul Marciano Employment Agreement provided for an initial term of employment extending until the last day of the Company's 2012 fiscal year (January 28, 2012), provided that the term will be automatically extended for successive additional one fiscal year periods unless either the executive or the Company gives written notice of its intent not to extend the term at least 90 days prior to the expiration of the then-current term. In accordance with this extension provision, Mr. Marciano's employment term has been extended through the end of the Company's 2014 fiscal year.
The Paul Marciano Employment Agreement provided for the following compensation and benefits:

•	base salary at the annual rate of $1,000,000 (subject to annual review);

•	an annual incentive bonus opportunity based on a bonus range, and on the achievement of performance criteria, to be established by the Compensation Committee, provided that the target bonus will equal at least 200% of base salary, a threshold value equal to one-half of the target bonus and a maximum value not to exceed 300% of base salary;

•
an annual grant of restricted shares of Common Stock ("performance shares") with a target value of 55% of base salary and a maximum value of 82.5% of base salary (which was increased in fiscal 2009 to a target value of 100% of base salary and a maximum value of 150% of base salary in order to better align his performance share opportunity with his position and responsibilities), such grants to be based on the achievement of annual performance criteria to be established by the Compensation Committee and subject to the Company's then standard vesting schedule applicable to performance shares;

•
an annual grant of stock options ("performance options") with a grant date Black Scholes value of 55% of base salary, such grants to be based on the achievement of annual performance criteria to be established by the Compensation Committee and subject to the Company's standard vesting schedule applicable to performance options;

•
lifetime retiree medical, dental and vision coverage for the executive and his eligible family members following a termination of employment (except in the event of a termination for "cause" (as defined therein), in which case such benefits are not payable);

•
participation in the Company's other benefit plans and policies on terms consistent with those generally applicable to the Company's other senior executives (including, without limitation, continued participation in the SERP, vacation benefits, automobile allowance and other perquisites); and

•	the continuation of the Multi-Year Licensing Opportunity.
Mr. Marciano also received an employment inducement award of 1,000,000 shares of restricted stock. Such shares were eligible to become vested at a rate of 20% per year over the five 12-month fiscal years commencing on or after the January 1, 2007 grant date based on the achievement of pre-determined targeted annual earnings per share growth during the performance period or, in the event that the targeted annual earnings per share growth is not achieved for any such fiscal year, if the cumulative compound average earnings per share growth exceeds a targeted level of cumulative compound earnings per share growth for any such 12-month fiscal year during the performance period. For each of the first three fiscal years, the annual target for growth in earnings per share was set at 15% as compared to the immediately preceding fiscal year and the cumulative target was set at a 15% rate of cumulative compound average earnings per share growth. The annual and cumulative targets for the fourth fiscal year were set during the first quarter of fiscal 2011 at 12.9% and 15%, respectively, and the annual and cumulative targets for the fifth fiscal year were set during the first quarter of fiscal 2012 at 10.8% and 15%, respectively. In addition, the Company purchased, and pays the premiums for, life insurance coverage on Mr. Marciano's life with the executive (or a trust established by the executive) as the owner of the policy and with the right to designate the beneficiary.
The Compensation Committee may, in its sole discretion, award additional bonuses to Mr. Marciano. The Paul Marciano Employment Agreement also provides for severance payments and benefits upon certain terminations of employment. See "—Potential Payments upon Termination or Change in Control—Paul Marciano" below for a description of the material terms of these benefits.
Nigel Kershaw
Nigel Kershaw and the Company executed an employment offer letter dated September 19, 2005 (the “Kershaw Letter”) in connection with Mr. Kershaw's appointment as Vice President and Corporate Controller of the Company. The Kershaw Letter has not been subsequently amended or replaced in connection with his current roles of Interim Chief Financial Officer, Vice President of Finance &

Accounting, and Treasurer. The Kershaw Letter provided for an initial base salary and annual target cash bonus and equity award opportunities, each determined in accordance with his position at the time. Mr. Kershaw is also eligible to participate in the Company's 401(k) plan and DCP and is entitled to receive other benefits normally provided to senior executives, including participation in health, disability and life insurance programs maintained by the Company.
Chet Kuchinad
In connection with his appointment as Chief People Officer of the Company, Chet Kuchinad and the Company executed an employment offer letter dated January 6, 2012 (the “Kuchinad Letter”). The Kuchinad Letter provided for an initial base salary of $450,000 per year, an annual target cash bonus opportunity equal to 40% of his base salary and an annual target equity award opportunity (made up of a combination of stock options and restricted stock awards) equal to 60% of his base salary, each determined in accordance with the Company's executive incentive program. Mr. Kuchinad is also eligible to participate in the Company's 401(k) plan and DCP and is entitled to receive other benefits normally provided to senior executives, including participation in health, disability and life insurance programs maintained by the Company. In addition, the Kuchinad Letter provided for certain relocation expenses incurred as a result of his relocation to the Los Angeles area.
Michael Relich
In connection with his appointment as Senior Vice President (currently Executive Vice President) and Chief Information Officer of the Company, Michael Relich and the Company executed an employment offer letter dated February 20, 2004 (the "Relich Letter"). The Relich Letter provided for an initial base salary of $325,000 per year and annual bonuses to be determined in accordance with the Company's executive incentive programs. The Relich Letter also provided for certain severance payments and benefits upon a termination of employment. See "—Potential Payments upon Termination or Change in Control—Other Named Executive Officers" below for a description of the material terms of these benefits.
J. Michael Prince
In connection with his appointment as Chief Operating Officer of the Company, J. Michael Prince and the Company executed an employment offer letter dated October 4, 2010 (the “Prince Letter”). The Prince Letter provided for an initial base salary of $450,000 per year, an annual target cash bonus opportunity equal to 40% of his base salary and an annual target equity award opportunity (made up of a combination of stock options and restricted stock awards) equal to 60% of his base salary, each determined in accordance with the Company's executive incentive program. Mr. Prince was also eligible to participate in the Company's 401(k) plan and DCP and was entitled to receive other benefits normally provided to senior executives, including participation in health, disability and life insurance programs maintained by the Company. In addition, the Prince Letter provided for a car allowance of $800 per month and certain relocation expenses incurred as a result of his relocation to the Los Angeles area. Mr. Prince resigned from his position as Chief Operating Officer of the Company effective November 26, 2012.
Dennis Secor
In connection with his appointment as Senior Vice President and Chief Financial Officer of the Company, Dennis Secor and the Company executed an employment offer letter on June 9, 2006 (the “Secor Letter”). The Secor Letter provided for an initial base salary of $325,000 per year, an annual target cash bonus equal to 40% of his base salary and an annual target equity award equal to 60% of his base salary, each determined in accordance with the Company's executive incentive programs. Mr. Secor was also be eligible to participate in the Company's 401(k) plan and DCP and was entitled to receive other benefits normally provided to senior executives, including participation in health, disability and life insurance programs maintained by the Company. In addition, the Secor Letter provided for a car allowance of $800 per month and certain specified relocation expenses incurred as a result of his relocation to the Los Angeles area. The Secor Letter also provided for certain severance payments and benefits upon a termination of employment. See “—Potential Payments upon Termination or Change in Control—Other Named Executive Officers” below for a description of the material terms of these benefits. Mr. Secor resigned from his position as Senior Vice President and Chief Financial Officer of the Company effective December 7, 2012.
Grants of Plan-Based Awards in Fiscal 2013
The following table presents information regarding the equity and non-equity incentive awards granted to the Named Executive Officers during fiscal 2013 under the Company's 2004 Equity Incentive Plan and Bonus Plan. The material terms of each grant are described below under "—Description of Plan-Based Awards."

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					All Stock Awards: Number of Shares of Stock or Units (#)(2)	All Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold ($)	Target ($)		Maximum ($)
(a)	(b)		(c)	(d)		(e)		(f)	(g)	(h)	(i)
Paul Marciano	3/28/12		—	—		—		44,000	56,000	31.36	1,892,774
	4/17/12		1,000,000	2,000,000		3,000,000		—	—	—	—
	4/17/12		—	2,410,000	(3)	5,000,000	(3)	—	—	—	—
Nigel Kershaw	3/28/12		—	—		—		2,000	6,000	31.36	117,704
	4/17/12		52,500	105,000		157,500		—	—	—	—
	6/21/12	(4)	—	—		—		10,000	—	—	282,600
Chet Kuchinad	2/1/12	(5)	—	—		—		10,000	20,000	31.81	504,900
	4/17/12		90,000	180,000		270,000		—	—	—	—
	6/21/12	(4)	—	—		—		15,000	—	—	423,900
Michael Relich	3/28/12		—	—		—		8,000	10,000	31.36	342,474
	4/17/12		90,000	180,000		270,000		—	—	—	—
	6/21/12	(4)	—	—		—		20,000	—	—	565,200
J. Michael Prince	3/28/12		—	—		—		10,000	10,000	31.36	405,174
	4/17/12		90,000	180,000		270,000		—	—	—	—
	6/21/12	(4)	—	—		—		20,000	—	—	565,200
Dennis Secor	3/28/12		—	—		—		8,000	10,000	31.36	342,474
	4/17/12		90,000	180,000		270,000		—	—	—	—
	6/21/12	(4)	—	—		—		18,000	—	—	508,680
___________________

(1)
Amounts with respect to April 17, 2012 reflect cash incentive award opportunities for the fiscal 2013 performance period. Except as indicated by footnote (3) and except for Nigel Kershaw, the maximum amounts represent the highest cash payout available to participants based on a specific formula tied to the Company's fiscal 2013 earnings from operations. After the fiscal year was complete, the results were certified and maximum potential award levels were calculated. The Compensation Committee then determined the actual award amounts at a level below the maximum potential award based on a discretionary quantitative and qualitative assessment of individual and Company performance. The threshold and target amounts set forth in the table are guidelines only and not determined based on the achievement of any specific criteria. For more details (including a description of the cash award opportunity for Mr. Kershaw), see "—Current Executive Compensation Program Elements—Annual Cash Incentive Awards" above. The actual cash amounts paid during fiscal 2014 with respect to fiscal 2013 are reported in Columns (d) and (g) of the "Summary Compensation Table."

(2)
The Compensation Committee's practice has been to grant annual equity awards based on performance for the preceding fiscal year. In the first quarter of fiscal 2013, the Compensation Committee reviewed the Company's performance with respect to pre-established performance goals for fiscal 2012, certified the results and calculated the maximum eligible award levels. The Compensation Committee then determined the actual award amounts based on a discretionary quantitative and qualitative assessment of individual and Company performance. The resulting awards, granted on March 28, 2012, are reported in Columns (f) and (g) above. Since each of these equity awards related to performance in fiscal 2012, the basis for these awards was included in the "Compensation Discussion and Analysis" section of our proxy statement filed with the SEC on May 23, 2012 with respect to our 2012 annual meeting of shareholders.

For fiscal 2013, the Compensation Committee established maximum individual equity award opportunities in the form of stock options and restricted stock for Named Executive Officers pursuant to a specific formula tied to the Company's fiscal 2013 earnings from operations (except for Nigel Kershaw, who participated under a different program for fiscal 2013). After the fiscal year was complete, the Compensation Committee determined the Company's fiscal 2013 earnings from operations results of $275.0 million, which resulted in a maximum payout opportunity for each Named Executive Officer as described in "—Current Executive Compensation Program Elements—Long-Term Equity Incentive Awards" above. The Compensation Committee then determined the actual equity award amounts at a level at or below the maximum potential equity awards based on a discretionary quantitative and qualitative assessment of individual and Company performance.
The total number of stock options and restricted shares, and corresponding value on the date of grant, approved by the Compensation Committee and granted on April 3, 2013 with respect to fiscal 2013 performance were as follows: (i) Paul Marciano, 48,300 restricted shares and options to purchase 73,400 shares, with an aggregate grant-date value of $1,649,624, (ii) Nigel Kershaw, 6,000 restricted shares and options to purchase 10,000 shares, with an aggregate grant-date value of $210,142, (iii) Chet Kuchinad, 8,700 restricted shares and options to purchase 13,700 shares, with an aggregate grant-date value of $299,971, and (iv) Michael Relich, 8,700 restricted shares and options to purchase 13,700 shares, with an aggregate grant-date value of $299,971. See also, "—Current Executive Compensation Program Elements—Long-Term Equity Incentive Awards" above.

(3)
On April 17, 2012, the Compensation Committee approved a separate cash incentive opportunity for Paul Marciano under the 2004 Equity Incentive Plan based on a percentage of the Company's fiscal 2013 licensing segment operating income, excluding certain specified amounts. The target incentive amount reported above is an estimate based on the Company's licensing segment operating income in fiscal 2012 and the maximum incentive amount reported above assumes the receipt by Mr. Marciano of the maximum performance-based cash awards that may be awarded to any recipient with respect to any given year under the 2004 Equity Incentive Plan. The actual cash amount paid during fiscal 2014 with respect to fiscal 2013 was $2,230,000.

(4)
Amounts represent a special equity retention award for select key executives, approved by the Compensation Committee outside of the annual equity award program on June 21, 2012. See also, “—Current Executive Compensation Program Elements—Long-Term Equity Incentive Awards—Special Discretionary Equity Awards” above.

(5)
On February 1, 2012, in connection with his appointment as Chief People Officer of the Company, Chet Kuchinad received an initial equity award of 10,000 shares of restricted stock and options to purchase 20,000 shares. Both the restricted stock and the options are scheduled to vest in four equal installments on each of the first four anniversaries of the date of grant.

Description of Plan-Based Awards
During fiscal 2013, each eligible Named Executive Officer was awarded time-based stock option and restricted stock awards (under a performance-based program based on fiscal 2012 results) and a cash incentive award opportunity (under a performance-based program based on fiscal 2013 results). Each of these awards was granted under, and is subject to the terms of, the 2004 Equity Incentive Plan or the Bonus Plan. The plans are administered by the Compensation Committee.

Stock Options
Each stock option reported in Column (g) of the table above was granted with a per-share exercise price equal to the closing price of a share of the Company's Common Stock on the NYSE on the grant date.
The stock options granted to our Named Executive Officers on March 28, 2012 are scheduled to vest in four equal installments, with 25% of the options vesting on January 5 of 2013, 2014, 2015 and 2016. Each of the stock option awards listed in the table above has a term of ten (10) years. Outstanding options, however, may terminate earlier in connection with a termination of the Named Executive Officer's employment. Subject to any accelerated vesting that may apply in the circumstances (or other modification as approved by the Compensation Committee), the unvested portion of the stock option will immediately terminate upon a termination of the Named Executive Officer's employment. The Named Executive Officer will generally have sixty (60) days to exercise the vested portion of the stock option following a termination of employment. This period is extended to twelve (12) months if the termination is on account of the Named Executive Officer's death, permanent disability or retirement. Each stock option award is evidenced by an award agreement that sets forth the specific terms and conditions of the award, not inconsistent with the terms of the 2004 Equity Incentive Plan.
Restricted Stock
The restricted stock awards granted on March 28, 2012 and reported in Column (f) of the table above are scheduled to vest in four equal installments, with 25% of the shares vesting on January 5 of 2013, 2014, 2015 and 2016. The restricted stock awards granted on June 21, 2012 and reported in Column (f) of the table above are scheduled to vest as to 50% of the total number of shares on June 21, 2014 and as to the final 50% of the total number of shares of restricted stock on June 21, 2016.
Generally, Named Executive Officers are entitled to voting and dividend rights with respect to restricted stock awards. Any stock dividends issued with respect to restricted shares are generally subject to the same vesting and other terms and conditions as the original restricted shares to which they relate. Subject to any accelerated vesting that may apply in the circumstances (or other modification as approved by the Compensation Committee), the unvested portion of any restricted stock award will generally be forfeited upon a termination of the Named Executive Officer's employment. Each restricted stock award is evidenced by an award agreement that sets forth the specific terms and conditions of the restricted stock award, not inconsistent with the terms of the 2004 Equity Incentive Plan.
Non-Equity Incentive Plan Awards
With respect to fiscal 2013 performance, the Company granted non-equity incentive plan award opportunities to its eligible Named Executive Officers. In the first quarter of fiscal 2014, the Compensation Committee reviewed the Company's performance with respect to the pre-established performance goals, certified the level of performance and the resulting maximum award opportunities and determined the actual final cash amounts as described above under "—Current Executive Compensation Program Elements—Annual Cash Incentive Awards" and "—Special Cash Incentive Awards for Paul Marciano" and as set forth in Columns (d) and (g) of the "Summary Compensation Table."

Outstanding Equity Awards at Fiscal 2013 Year-End
The following table presents information regarding the outstanding equity awards held by each Named Executive Officer as of February 2, 2013, including the vesting dates for the awards that had not fully vested as of that date.

			Option Awards(1)				Stock Awards(2)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Paul Marciano	3/19/2007	(4)	24,000	—	41.12	3/19/2017	—	—
	4/3/2008	(5)	34,300	—	41.71	4/3/2018	—	—
	4/14/2009	(6)	160,000	—	22.03	4/14/2019	—	—
	4/29/2010	(7)	25,425	8,475	47.94	4/29/2020	7,625	207,934
	4/15/2011	(8)	22,150	22,150	38.90	4/15/2021	19,000	518,130
	3/28/2012	(9)	14,000	42,000	31.36	3/28/2022	33,000	899,910
Nigel Kershaw	3/19/2007	(4)	425	—	41.12	3/19/2017	—	—
	4/3/2008	(5)	1,200	—	41.71	4/3/2018	—	—
	4/14/2009	(6)	7,500	—	22.03	4/14/2019	—	—
	4/29/2010	(7)	1,875	625	47.94	4/29/2020	375	10,226
	6/24/2010	(10)	4,000	4,000	32.78	6/24/2020	2,000	54,540
	4/15/2011	(8)	2,000	2,000	38.90	4/15/2021	1,000	27,270
	1/6/2012	(11)	3,750	11,250	29.90	1/6/2022	—	—
	3/28/2012	(9)	1,500	4,500	31.36	3/28/2022	1,500	40,905
	6/21/2012	(12)	—	—	—	—	10,000	272,700
Chet Kuchinad	2/1/2012	(13)	5,000	15,000	31.81	2/1/2022	7,500	204,525
	6/21/2012	(12)	—	—	—	—	15,000	409,050
Michael Relich	3/19/2007	(4)	775	—	41.12	3/19/2017	—	—
	4/3/2008	(5)	2,300	—	41.71	4/3/2018	—	—
	10/30/2008	(14)	33,450	—	21.62	10/30/2018	—	—
	4/14/2009	(6)	15,000	—	22.03	4/14/2019	—	—
	4/29/2010	(7)	3,600	1,200	47.94	4/29/2020	1,187	32,369
	4/15/2011	(8)	3,600	3,600	38.90	4/15/2021	2,150	58,631
	3/28/2012	(9)	2,500	7,500	31.36	3/28/2022	6,000	163,620
	6/21/2012	(12)	—	—	—	—	20,000	545,400
J. Michael Prince	—		—	—	—	—	—	—
Dennis Secor	3/19/2007	(4)	350	—	41.12	2/5/2013	—	—
	4/3/2008	(5)	3,000	—	41.71	2/5/2013	—	—
	4/29/2010	(7)	2,150	—	47.94	2/5/2013	—	—
	4/15/2011	(8)	1,675	—	38.90	2/5/2013	—	—
_______________________________________________________________________________

(1)
All awards reported in the table above were granted under, and are subject to, the Company's 2004 Equity Incentive Plan. The option expiration date shown in Column (f) above is the normal expiration date (except with respect to Dennis Secor, as described below), and the latest date that the options may be exercised. The options may terminate earlier in certain circumstances described above. For each Named Executive Officer, the unexercisable options shown in Column (d) above were unvested as of February 2, 2013 and will generally terminate if the Named Executive Officer's employment terminates prior to scheduled vesting.

The exercisable options shown in Column (c) above, and any unexercisable options shown in Column (d) above that subsequently become exercisable, will generally expire earlier than the normal expiration date if the Named Executive Officer's employment terminates. Unless exercised, exercisable stock options will generally terminate within 60 days after the date of termination of employment (as in the case of former Chief Financial Officer Dennis Secor, whose option awards expired February 5, 2013, 60 days after the effective date of his resignation). However, if a Named Executive Officer retires (upon reaching age 55), dies or becomes totally disabled while employed with the Company, exercisable stock options will generally remain exercisable for one year following such event. Unexercisable options may become fully vested if there is a change in control of the Company, as described in more detail above under "—Current Executive Compensation Program Elements—Severance and Other Benefits Upon Termination of Employment."

(2)
Except as otherwise indicated therein or as described in this footnote, unvested stock awards will generally be forfeited if a Named Executive Officer's employment terminates. The stock awards may be subject to accelerated vesting in connection with a change in control of the Company, as described in more detail above under "—Current Executive Compensation Program Elements—Severance and Other Benefits Upon Termination of Employment."

(3)
The market value of stock awards reported in Column (h) is computed by multiplying the applicable number of shares of stock reported in Column (g) by $27.27, the closing market price of the Company's Common Stock on February 1, 2013, the last trading day of fiscal 2013.

(4)	Awards vested in four equal installments on January 31, 2008, 2009, 2010 and 2011.

(5)	Awards vested in four equal installments on December 31, 2008, 2009, 2010 and 2011.

(6)	Awards vested in four equal installments on December 31, 2009, 2010, 2011 and 2012.

(7)	Awards vest in four equal installments on December 31, 2010, 2011, 2012 and 2013.

(8)	Awards vest in four equal installments on December 31, 2011, 2012, 2013 and 2014.

(9)	Awards vest in four equal installments on January 5, 2013, 2014, 2015 and 2016.

(10)	Awards vest in four equal installments on June 24, 2011, 2012, 2013 and 2014.

(11)	Awards vest in four equal installments on January 6, 2013, 2014, 2015 and 2016.

(12)	Awards vest 50% on June 21, 2014 and 50% on June 21, 2016.

(13)
The awards granted on February 1, 2012 to Chet Kuchinad were made in connection with his appointment as Chief People Officer of the Company, and will vest in four equal installments on February 1, 2013, 2014, 2015 and 2016.

(14)
Under the terms of the awards, since the Company's North American operating margin (excluding advertising expenses and asset impairments) for fiscal 2010 exceeded the pre-established performance goal, 25% of the awards vested upon certification in the first quarter of fiscal 2011, and the remaining options vested in annual 25% increments on October 30, 2010, 2011 and 2012.

Option Exercises and Stock Vested in Fiscal 2013
The following table presents information regarding (i) the exercise of stock options by Named Executive Officers during fiscal 2013 and (ii) the vesting during fiscal 2013 of stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Paul Marciano	—	—	228,125	6,974,178
Nigel Kershaw	—	—	2,375	62,798
Chet Kuchinad	—	—	2,500	68,175
Michael Relich	—	—	4,262	106,769
J. Michael Prince	—	—	2,500	57,200
Dennis Secor	30,000	116,052	—	—
_______________________________

(1)
The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of the Company's Common Stock to which the exercise of the option related, by (ii) the difference between the fair market value of the shares at the time of exercise and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares that vested by the per-share closing price of the Company's Common Stock on the vesting date.

Non-Qualified Deferred Compensation Plan Table—Fiscal 2013
The following table sets forth summary information regarding contributions to, earnings on, withdrawals from and account balances under the Company's Non-Qualified Deferred Compensation Plan, or DCP, for and as of the fiscal year ended February 2, 2013.

Name	Executive Contributions In Last Fiscal Year ($)(1)	Company Contributions In Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) In Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)
Paul Marciano	13,042	—	4,586	(3,287)	(3)	33,920
Nigel Kershaw	—	—	—	—		—
Chet Kuchinad	—	—	—	—		—
Michael Relich	61,514	450	76,964	—		646,645
J. Michael Prince	—	—	—	—		—
Dennis Secor	13,905	450	43,732	—		377,775
_________________________

(1)
Reflects base salary and/or cash bonus amounts contributed to the DCP by the Named Executive Officers during fiscal 2013. Accordingly, these amounts are also included in Column (c) or (g), as applicable, of the "Summary Compensation Table" above.

(2)
There were no discretionary Company contributions with respect to any of the Named Executive Officers during fiscal 2013. Amounts in this Column represent contributions made by the Company during fiscal 2013 under the terms of the DCP to "make up" for 401(k) match amounts that could not be made to each executive's account under our tax-qualified 401(k) plan (in which substantially all of our salaried employees are eligible to participate) due to applicable Internal Revenue Code limits.

(3)
Under the DCP, a participant may elect, at the time he or she elects to defer compensation under the plan, to have the benefits resulting from that deferral paid out on a specified date in the future. This amount reflects such a scheduled distribution. That is, this amount represents a distribution of benefits that the participant elected, at the time of his original deferral for a year prior to fiscal 2013, be paid out on a date that occurred during fiscal 2013.

Under the DCP, select employees who satisfy certain eligibility requirements, including each of the Named Executive Officers, and members of the Board may make annual irrevocable elections to defer up to 75% of their base salary, 100% of their bonus, 100% of their cash compensation earned under any Company long-term incentive plan or 100% of their director fees to be earned during the following calendar year. In addition, the Company makes contributions to "make up" for Company match amounts under the Company's 401(k) plan that cannot be made to Named Executive Officers because of applicable Internal Revenue Code limits.
Account balances are credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company. Participants are at all times 100% vested in the amounts credited to their deferral accounts with respect to their deferrals. Amounts credited with respect to lost 401(k) match amounts are subject to the same vesting requirements provided in the Company's 401(k) plan and amounts credited with respect to discretionary Company contributions are subject to vesting requirements, if any, imposed on such amounts by the Company. Participants will be eligible to receive distributions of the amounts credited to their accounts at or after their termination of employment, retirement, disability, death, change in control of the Company or upon another previously determined scheduled distribution date, in a lump sum or installments pursuant to elections made under the rules of the DCP. For the Named Executive Officers, Section 409A of the Internal Revenue Code requires that distributions may not occur earlier than six months following the Named Executive Officer's termination of employment (excluding termination due to disability or death). The DCP is not required to be funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the DCP. The Company has purchased corporate-owned life insurance to help offset this liability. The Company did not make any discretionary contributions under the DCP during fiscal 2013.

Pension Benefits Table—Fiscal 2013
The following table presents information regarding the present value, computed as of February 2, 2013, of accumulated benefits that may become payable to the Named Executive Officers under the Company's Supplemental Executive Retirement Plan, or SERP, the Company's only defined benefit pension plan.

Name(1)	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Paul Marciano	SERP	24	31,670,487	—
___________________________________

(1)	No other Named Executive Officers were eligible to participate in the SERP during the covered period.

(2)
The amount in this Column represents the actuarial present value, computed as of February 2, 2013, of the Named Executive Officer's accrued aggregate pension benefit with respect to the SERP. The actuarial present value of accrued benefits is based on a discount rate of 4.0%, the RP 2000 Mortality Table and an assumed retirement age of 70 for Paul Marciano. The assumptions used are the same as those used for financial reporting purposes and contained in Note 10 (Supplemental Executive Retirement Plan) to the Company's Consolidated Financial Statements, included as part of the Company's Fiscal 2013 Annual Report on Form 10-K. As described in footnote (4) to the “Summary Compensation Table” above, the actuarial present value of Mr. Marciano's benefit decreased during fiscal 2013.

The Company maintains the SERP to provide certain executives with benefits upon retirement, termination of employment, death, disability or a change in control of the Company, in certain prescribed circumstances. The only current participant in the SERP as of February 2, 2013 was Paul Marciano.
Annual benefits available under the SERP, or SERP Benefits, are calculated by multiplying the participant's highest average compensation (including base salary and certain bonuses) during any two of the final three full calendar years of employment by a percentage equal to 2.5% for each year of service, subject to a maximum benefit of 60% of such average compensation for Paul Marciano. Bonus amounts earned by Mr. Marciano under the Multi-Year Licensing Opportunity (as more fully described under “—Special Cash Incentive Awards for Paul Marciano” above) will not count toward Mr. Marciano's average compensation amount for purposes of calculating SERP Benefits. SERP Benefits are also subject to a vesting schedule. Prior to fiscal 2013, Mr. Marciano was fully vested in his SERP Benefits and had already attained the maximum permitted twenty-four years of service for purposes of calculating SERP Benefits.
SERP Benefits are generally payable over the lifetime of the participant, subject to the advance election by each participant to receive an actuarial equivalent in the form of a ten or fifteen year term-certain life annuity or a joint and 50% survivor annuity. The SERP Benefit amounts will be reduced by the amount of a participant's estimated Social Security benefits. If a participant retires on or after reaching the age of 65, his SERP Benefit will begin to be paid in the form selected by the participant. If a participant's employment is terminated prior to reaching the age of 65, his SERP Benefit will cease to accrue and he will begin to be paid in the form selected by the participant, commencing following the attainment of age 65. Upon a participant's death or disability, the participant or his beneficiaries will generally be entitled to receive a lump sum actuarial equivalent of the applicable SERP Benefit. The SERP provides that if a participant experiences a termination of employment within twelve months following a change in control of the Company, the participant will be entitled to receive a lump sum actuarial equivalent of the applicable SERP Benefit as if such benefit had been completely vested following such termination. Additional information concerning potential payments under the SERP upon certain terminations or a change in control is presented in “—Potential Payments Upon Termination or Change in Control” below.
Potential Payments Upon Termination or Change in Control
The following section describes the benefits that may become payable to each of our Named Executive Officers in connection with a termination of their employment and/or a change in control of the Company. As prescribed by SEC rules, in calculating the amounts of any potential payments to the Named Executive Officers described below, we have assumed that the termination and/or change in control occurred on the last business day of fiscal 2013 and that the price per share of our Common Stock was equal to the closing price on the NYSE on that date. The benefits described below do not include any amounts with respect to fully vested SERP, DCP or 401(k) benefits or fully vested unexercised stock options where no additional benefit is provided thereunder to the Named Executive Officer as a result of a termination or change in control. In addition to the change in control and termination benefits described below, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with certain changes in control of the Company under the terms of our equity incentive plans, as reflected in the tables below.
Paul Marciano
The Paul Marciano Employment Agreement provides that if the executive's employment with the Company is terminated by the Company without cause (which includes a notice of non-renewal by the Company that would result in the expiration of the employment term prior to the executive's 65th birthday) or by the executive for good reason (which includes a termination of employment for any or no reason during the 30-day period commencing six months after a change in control), subject to the executive delivering a valid release of claims in favor of the Company, the executive will be entitled to receive separation benefits equal to (i) a lump sum payment equal to three times the sum of the executive's base salary and then target annual bonus (“Cash Severance”); (ii) any unpaid base salary and bonus earned with respect to any fiscal year ending on or preceding the date of termination, accrued vacation, reimbursement for any unreimbursed business expenses, and all other payments or benefits to which the executive may be entitled (collectively, the “Accrued Amounts”); (iii) a pro-rata portion of the executive's bonus for the performance year in which the termination occurs (pro-rata based on the number of days of employment during the year) based upon actual performance had employment continued through the end of the year; and (iv) two years of additional service credit and age for benefit accrual, early retirement reduction and vesting purposes under the SERP. In such circumstances, in addition to the benefits described above, the Company, in its sole discretion, will have the option to enter into a two-year consulting agreement with the executive providing for annual compensation at a rate of 50% of the executive's base salary.
If the executive's employment with the Company terminates on account of the executive's death, total disability or voluntary retirement, the Paul Marciano Employment Agreement provides that the executive will be entitled to (i) the Accrued Amounts; (ii) a pro-rata portion of the executive's bonus for the performance year in which the termination occurs (pro-rata based on the number of days of employment during the year) based upon targeted performance had employment continued through the end of the year; and (iii) in the case of a voluntary retirement, the Company will enter into a two-year consulting agreement with the executive providing for annual compensation at a rate of 50% of the executive's base salary.
Should the executive's benefits (whether under an employment agreement or any other plan or arrangement) be subject to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, the Paul Marciano Employment Agreement, as in effect since January 1, 2007, provides that the

Company will make an additional payment to the executive so that the net amount of such payment (after taxes) received by the executive is sufficient to pay the excise tax due (the “Tax Gross-Up”).
The following table sets forth the estimated amount Paul Marciano would have become entitled to under the terms of the Paul Marciano Employment Agreement had his employment with the Company terminated and/or a change in control of the Company occurred on the last business day of fiscal 2013, February 2, 2013.

Name	Triggering Event	Cash Severance ($)(1)	Cash Bonus ($)(2)	Post- Termination Consulting Arrangement ($)(3)	Value of Accelerated Restricted Stock and Unvested Options ($)(4)	Medical Benefit ($)(5)	Tax Gross-Up ($)	Total ($)
Paul Marciano	Death	—	4,622,598	—	—	—	—	4,622,598
	Disability	—	4,622,598	—	—	395,340	—	5,017,938
	Retirement	—	4,622,598	1,000,000	—	395,340	—	6,017,938
	Term. Without Cause or Resign for Good Reason	9,000,000	4,622,598	—	—	395,340	—	14,017,938
	Change of Control	—	2,230,000	—	2,836,024	—	—	5,066,024
	Change of Control and Termination	9,000,000	4,622,598	—	2,836,024	395,340	—	16,853,962
_______________________________________________________________________________

(1)	Represents an amount equal to equal to three times the sum of the executive's base salary and target annual bonus.

(2)
Represents the maximum annual cash incentive award eligible to be earned for fiscal 2013 (except in the case of a change of control without termination) and the licensing-based cash incentive award earned during fiscal 2013 and paid in fiscal 2014.

(3)
Commencing upon retirement, the Company will enter into a two-year consulting agreement under which the executive will render certain consulting services for which the Company will pay an annual consulting fee equal to 50% of his annual base salary, as in effect immediately prior to the commencement of the consulting period. In addition, the Company will have the option, at its complete discretion, to enter into such a consulting agreement with the executive in the event of a termination without cause or a resignation for good reason.

(4)
Represents the aggregate value of the acceleration of vesting of the executive's unvested stock options and restricted stock based on the closing price of the Company's Common Stock on the NYSE on the last business day of fiscal 2013.

(5)	The medical benefit amount is also payable upon a resignation without good reason.
Other Named Executive Officers
As discussed above under "—Description of Employment Agreements," the employment offer letters with each of Michael Relich and Dennis Secor provided for specified benefits and payments in connection with certain terminations of employment from the Company, as described below.
Michael Relich
Pursuant to the terms of the Relich Letter, if the Company terminates Mr. Relich's employment for reasons other than for cause, Mr. Relich is entitled to receive a severance benefit of four monthly installments equal to his then monthly rate of base salary. The severance payments that would be due to

Mr. Relich are subject to an offset equal to any amounts that he earns from other employment during the period ending four months after his termination of employment with the Company.
Dennis Secor
As previously discussed, Dennis Secor resigned from his position as Senior Vice President and Chief Financial Officer of the Company, effective December 7, 2012. Upon his termination of employment, Mr. Secor did not receive any severance benefits other than the standard earned and unpaid base salary, accrued vacation and reimbursement for unreimbursed business expenses. He also received his fully vested benefits pursuant to the standard terms of the DCP and the 401(k), as described herein. All equity awards that were unvested as of his termination date were forfeited.
The Secor Letter, in place at the time of Mr. Secor's departure, provided that if Mr. Secor's employment with the Company was terminated by the Company for reasons other than for cause, Mr. Secor would have been entitled to a severance benefit of six monthly installments equal to his then monthly rate of base salary. Such severance benefit would have been subject to an offset equal to any amounts that Mr. Secor earned from other employment during the period ending six months after his termination of employment with the Company.
Other Named Executive Officers
The employment offer letters with each of Nigel Kershaw, Chet Kuchinad and J. Michael Prince do not provide for any benefits or payments in connection with a termination of the executive's employment with the Company.
As previously discussed, J. Michael Prince resigned from his position as Chief Operating Officer of the Company, effective November 26, 2012. Upon his termination of employment, Mr. Prince did not receive any severance benefits other than the standard earned and unpaid base salary, accrued vacation and reimbursement for unreimbursed business expenses. He also received his fully vested benefits pursuant to the standard terms of the DCP and the 401(k), as described herein. All equity awards that were unvested as of his termination date were forfeited.

The following table sets forth the estimated amounts that each of the identified Named Executive Officers would have become entitled to under the terms of their applicable employment offer letters and the other plans in which they participate had their employment with the Company terminated and/or a change in control of the Company occurred on the last business day of fiscal 2013.

Name	Triggering Event	Cash Severance ($)		Cash Bonus ($)(1)	Value of Accelerated Restricted Stock and Unvested Options ($)(2)	Total ($)
Nigel Kershaw
	Death / Disability	—		—	—	—
	Term. Without Cause	—		—	—	—
	Change of Control	—		—	405,641	405,641
	Change of Control and Termination	—		—	405,641	405,641
Chet Kuchinad
	Death / Disability	—		220,009	—	220,009
	Term. Without Cause	—		—	—	—
	Change of Control	—		—	833,584	833,584
	Change of Control and Termination	—		—	833,584	833,584
Michael Relich
	Death / Disability	—		220,009	—	220,009
	Term. Without Cause	150,000	(3)	—	—	150,000
	Change of Control	—		—	1,020,029	1,020,029
	Change of Control and Termination	150,000	(3)	—	1,020,029	1,170,029
______________________________

(1)
Represents the maximum annual cash incentive award eligible to be paid during fiscal 2013. The cash incentive amounts actually paid in fiscal 2013 are presented in Columns (d) and (g) of the "Summary Compensation Table" above.

(2)
Represents the aggregate value of the acceleration of vesting of the executive's unvested stock options and restricted stock based on the closing price of the Company's Common Stock on the NYSE on the last business day of fiscal 2013.

(3)
Represents a severance payment in an amount equal to four months of base salary upon termination, subject to a reduction equal to any amounts earned by Michael Relich from other employment during the four month period.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information available to the Company as of the Record Date, May 8, 2013, with respect to shares of Common Stock held by (i) each director, including the Class II Nominees (as defined under "Proposal No. 1: Election of Class II Directors" above), (ii) our Named Executive Officers (as defined under "Executive and Director Compensation—Compensation Discussion and Analysis" above, except for J. Michael Prince and Dennis Secor who each resigned prior to the end of fiscal 2013), (iii) all of our directors, including our Class II Nominees, and our executive officers as a group and (iv) each person believed by us to beneficially own more than 5% of our outstanding shares of Common Stock.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner(1)	Number of Shares	Percent of Class(2)
Maurice Marciano(3)	13,305,264	15.7%
Paul Marciano(4)	12,100,129	14.2%
Judith Blumenthal(5)	41,125	*
Gianluca Bolla(5)	8,102	*
Anthony Chidoni(5)	226,008	*
Nigel Kershaw(5)	50,143	*
Chet Kuchinad(5)	37,605	*
Kay Isaacson-Leibowitz(5)	49,311	*
Michael Relich(5)	114,382	*
Alex Yemenidjian(5)	99,492	*
All directors and executive officers as a group (10 persons)(6)	26,031,561	30.5%
FMR LLC(7) 82 Devonshire Street, Boston, Massachusetts 02109	11,547,690	13.6%
____________________________________
*    Less than 1.0%

(1)
Except as described below and subject to applicable community property laws and similar laws, each person listed above has sole voting and investment power with respect to such shares. This table is based upon information supplied by officers, directors and principal shareholders. Except as indicated above, the business address for each person is: c/o Guess?, Inc., 1444 South Alameda Street, Los Angeles, California 90021.

(2)
The number of shares outstanding used in calculating the percentages for each person includes shares that may be acquired by such person upon the exercise of options exercisable within 60 days of May 8, 2013 but excludes shares underlying options held by any other person. The percent of beneficial ownership is based on 84,785,043 shares of Common Stock outstanding on May 8, 2013.

(3)
Includes shares of Common Stock beneficially owned by Maurice Marciano as follows: 49,561 shares held directly; 5,182,563 shares held indirectly as sole trustee of the Maurice Marciano Trust; 2,072,904 shares held indirectly as a member of Next Step Capital LLC (with respect to which he has no voting power); 2,000,000 shares held indirectly as a member of Next Step Capital II, LLC (with respect to which he has sole voting power over 1,000,000 shares and no voting power over the remainder); 1,164,971 shares held indirectly as a member of Marciano Financial Holdings II, LLC (with respect to which he has (i) sole voting power over 815,480 shares and no voting power over the remainder and (ii) shared investment power); 70 shares held indirectly as sole trustee of the Maurice Marciano Gift Trust FBO Caroline Marciano; 1,500,000 shares held indirectly as a member of Carolem Capital, LLC (with respect to which he has sole voting power over 375,000 shares and no voting power over the remainder); 39,993 shares held indirectly as investment advisor of Next Step GRAT II (with respect to which he has no voting power); 963,548 shares held indirectly as investment advisor of Next Step GRAT III (with respect to which he has no voting power); 197,504 shares held indirectly as trustee of G2 Trust; 50,000 shares held indirectly as President of the Maurice Marciano Family Foundation; and 84,150 shares that may be acquired upon the exercise of options exercisable within 60 days of May 8, 2013. Amounts include 3,000,000 shares pledged as security under revolving lines of credit as of May 8, 2013. To avoid double counting shares for purposes of this table, total holdings do not include the following amounts shown in the holdings of Paul Marciano in footnote (4) below: an additional 1,164,971 shares held by Marciano Financial Holdings II, LLC (with respect to which (i) Maurice Marciano has no voting power and (ii) Maurice Marciano and Paul Marciano share investment power); 170,666 shares held by G Financial Holdings LLC (with respect to which Maurice Marciano has sole voting power and no investment power); and 164,000 shares held by G Financial Holdings II, LLC (with respect to which Maurice Marciano has sole voting power and no investment power).

(4)
Includes shares of Common Stock beneficially owned by Paul Marciano as follows: 107,925 shares held directly; 6,283,075 shares held indirectly as sole trustee of the Paul Marciano Trust; 1,164,971 shares held indirectly as a member of Marciano Financial Holdings II, LLC (with respect to which he has (i) sole voting power over 815,480 shares and no voting power over the remainder and (ii) shared investment power); 459,500 shares held indirectly as president of the Paul Marciano Foundation; 1,581,700 shares held indirectly as a member of NRG Capital Holdings, LLC (with respect to which he has sole voting power over 395,425 shares and no voting power over the remainder); 170,666 shares held indirectly as member of G Financial Holdings, LLC (with respect to which he has no voting power); 2,000,000 shares held indirectly as member of G Financial Holdings II, LLC (with respect to which he has no voting power); 52,417 shares held indirectly as trustee of Exempt Gift Trust under the Next Step Trust; and 279,875 shares that may be acquired upon the exercise of options exercisable within 60 days of May 8, 2013. Amounts include 3,500,000 shares pledged as security under revolving lines of credit as of May 8, 2013. To avoid double counting shares for purposes of this table, total holdings do not include the following amounts shown in the holdings of Maurice Marciano in footnote (3) above: an additional 1,164,971 shares held by Marciano Financial Holdings II, LLC (with respect to which (i) Paul Marciano has sole voting power over 349,491 shares and no voting power over the remainder, and (ii) Paul Marciano and Maurice Marciano share investment power); 574,194 shares held by Next Step Capital LLC (with respect to which he has sole voting power and no investment power); 39,993 shares held by Next Step GRAT II (with respect to which he has sole voting power and no investment power); and 1,125,000 shares held by Carolem Capital, LLC (with respect to which he has sole voting power and no investment power).

(5)
Includes shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of May 8, 2013, as follows: Judith Blumenthal, 2,117 shares; Gianluca Bolla, 0 shares (Mr. Bolla holds 6,936 restricted stock units which are scheduled to vest February 4, 2014); Anthony Chidoni, 79,852 shares; Nigel Kershaw, 24,250 shares; Chet Kuchinad, 5,000 shares; Kay Isaacson-Leibowitz, 12,442 shares; Michael Relich, 61,225 shares; and Alex Yemenidjian, 44,660 shares.

(6)	Includes: 593,571 shares of Common Stock that may be acquired upon the exercise of options within 60 days of May 8, 2013.

(7)
All information regarding FMR LLC and its affiliates is based on the Schedule 13G filed with the SEC on February 14, 2013 by FMR LLC and Edward C. Johnson 3d. At February 14, 2013, (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, was the beneficial owner of 11,547,650 of such shares as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940 and (ii) Strategic Advisors, Inc., a wholly-owned subsidiary of FMR LLC, was the beneficial owner of 40 of such shares in its capacity as an investment advisor. FMR LLC and Edward C. Johnson 3d each has sole dispositive power over all of such shares and sole voting power over 40 of such shares.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth, for each of the Company's equity compensation plans, the number of shares of Common Stock subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants, in each case, as of February 2, 2013.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	1,814,466	$30.57	16,908,292	(1)
Equity compensation plans not approved by shareholders	—	—	—
Total	1,814,466	$30.57	16,908,292	(1)
_____________________

(1)
Of this number, (i) 12,837,443 shares were available at February 2, 2013 for future issuance under stock options, SARs, restricted stock awards, stock units, performance share awards or performance units under the Company's 2004 Equity Incentive Plan, (ii) no shares were available for issuance under the Company's 1996 Equity Incentive Plan, (iii) 3,170,918 shares were available at February 2, 2013 for future issuance pursuant to the Company's 2002 Employee Stock Purchase Plan and (iv) 899,931 shares were available at February 2, 2013 for future issuance under stock options and restricted stock awards under the Company's 2006 Non-Employee Directors' Stock Grant and Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Under our written Related Person Transactions Policy, a related person transaction (as defined below) may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to: (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer, (ii) any person who is known to be the owner of 5% or more of any class of our voting securities, (iii) any immediate family member, as defined in the policy, of any of the foregoing persons, and (iv) any entity in which any of the foregoing persons is an officer, general partner or otherwise controls such entity. "Related person transaction" is defined in the policy as a transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which (a) the Company was or is to be a party or a participant, (b) the amount involved exceeds or reasonably can be expected to exceed $120,000, and (c) any of the foregoing persons had or will have a direct or indirect material interest.
All directors and executive officers are required under the Related Person Transactions Policy to notify the Company's General Counsel of any potential or actual related person transaction as soon as they become aware of any such transaction. The General Counsel then presents any related person transactions to the Audit Committee for consideration. Among other relevant factors, the Audit Committee may consider the following: (i) the size and materiality of the transaction and the amount of consideration payable to a related person, (ii) the nature of the interest of the applicable related person, (iii) whether the transaction may involve a conflict of interest, (iv) whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties upon better terms, and (v) whether there are business reasons to enter into the transaction.
Leases
The Company leases warehouse and administrative facilities, including the Company's corporate headquarters in Los Angeles, California, from partnerships affiliated with the trusts for the respective benefit of Maurice Marciano, Chairman of the Board, Paul Marciano, Chief Executive Officer and Vice Chairman, Armand Marciano, their brother and former executive of the Company, and certain of their children (the "Marciano Trusts"). There were four of these leases in effect at February 2, 2013 with expiration dates ranging from 2014 to 2020.
Aggregate rent and property tax expense under these related party leases for fiscal 2013, fiscal 2012 and fiscal 2011 was $5.8 million, $5.3 million and $4.5 million, respectively. The Company believes the related party lease terms have not been significantly affected by the fact that the Company and the lessors are related.
Aircraft Arrangements
The Company periodically charters aircraft owned by MPM Financial, LLC ("MPM Financial"), an entity affiliated with the Marciano Trusts, through independent third party management companies contracted by MPM Financial to manage its aircraft. Under an informal arrangement with MPM Financial and the third party management companies, the Company has chartered and may from time-to-time continue to charter, aircraft owned by MPM Financial at a discount from the third party management companies' preferred customer hourly charter rates. The total fees paid under these arrangements for fiscal 2013, fiscal 2012 and fiscal 2011 were approximately $1.3 million, $0.8 million and $1.1 million, respectively.
Consulting Arrangement
After serving for over 30 years as an executive and leader for Guess?, co-founder Maurice Marciano elected to retire from his position as executive Chairman of the Board and as an employee of the Company upon the expiration of his employment agreement on January 28, 2012. Mr. Maurice Marciano continues to serve the Company as its non-executive Chairman of the Board. In addition, under the terms of his previously existing employment agreement, the Company and Mr. Maurice Marciano entered into a two-year consulting agreement (the “Marciano Consulting Agreement”) under which Mr. Maurice Marciano will provide certain consulting services to the Company, including advice and counsel to the Company's Chief Executive Officer and other senior executives. The Marciano Consulting Agreement, which has a two-year term that commenced on January 28, 2012, provides for consulting fees of $500,000 per year and continued automobile use in a manner consistent with past practice. Total expenses incurred with respect to the Marciano Consulting Agreement for fiscal 2013 were approximately $0.6 million. There were no expenses incurred with respect to the Marciano Consulting Agreement in prior periods.
Other Transactions
From time to time, the Company utilizes a third-party agent named Harmony Collection, LLC to produce specific apparel products on behalf of the Company. Armand Marciano, brother of Maurice and Paul Marciano, is part owner and an executive of the parent company of Harmony Collection, LLC. The total payments made by the Company under this arrangement for fiscal 2013 and fiscal 2012 were approximately $0.5 million and $0.1 million, respectively. No payments were made in prior periods. The Company believes that the price and transaction terms have not been significantly affected by the relationship between the parties.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and any beneficial owner of more than ten percent of a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the NYSE. Officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulation to furnish the Company with copies of all such forms that they file.
Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended February 2, 2013, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the year ended February 2, 2013, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Common Stock, except that Paul Marciano inadvertently reported a single charitable gift of shares on a Form 4 after the applicable Form 5 filing deadline.
____________________________________________

THE BOARD OF DIRECTORS
May 22, 2013

GUESS?, INC.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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A Proposals — The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposal 2.

1. Election of Class II Directors:

	For	Withhold		For	Withhold
01 - Anthony Chidoni (term expiring in 2016)	☐	☐	02 - Paul Marciano (term expiring in 2016)	☐	☐

In their discretion, the proxy holders are authorized to vote on such other matters that may properly come before this Annual Meeting or any adjournment or postponement thereof. If no direction is made, this proxy will be voted for each of the nominees for director and for Proposal 2.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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C 1234567890 J N T

1 U P X 1 6 3 3 2 2 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

GUESS?, INC.

Proxy — Guess?, Inc.

COMMON STOCK

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Nigel Kershaw and Jason Miller, or each of them acting alone, as proxies with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of Guess?, Inc. (the "Company") held of record by the undersigned on May 8, 2013 at the Annual Meeting of Shareholders to be held on June 27, 2013 at 9:00 a.m., local time, or any adjournments or postponements thereof, at the Sofitel Los Angeles at Beverly Hills, 8555 Beverly Boulevard, Los Angeles, CA 90048, and hereby revoke(s) any proxies heretofore given.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITOR AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

This proxy is revocable and the undersigned may revoke it at any time prior to its exercise. Attendance of the undersigned at the above meeting or any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned votes said shares in person.

(Continued and to be voted on reverse side.)

QuickLinks
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING
PROPOSAL NO. 1: ELECTION OF CLASS II DIRECTORS
PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITOR
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
REPORT OF THE AUDIT COMMITTEE
DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE AND BOARD MATTERS
EXECUTIVE AND DIRECTOR COMPENSATION
Non-Employee Director Compensation
Compensation Discussion and Analysis
Compensation Committee Report on Executive Compensation(1)
Compensation Committee Interlocks and Insider Participation
Summary Compensation Table
Compensation of Named Executive Officers
Description of Employment Agreements
Grants of Plan-Based Awards in Fiscal 2013
Description of Plan-Based Awards
Outstanding Equity Awards at Fiscal 2013 Year-End
Option Exercises and Stock Vested in Fiscal 2013
Non-Qualified Deferred Compensation Plan Table—Fiscal 2013
Pension Benefits Table—Fiscal 2013
Potential Payments Upon Termination or Change in Control
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
PROXY CARD